Exhibit 10.1
EXECUTION COPY

CREDIT AGREEMENT
dated as of
July 8, 2005
among
EXPEDIA, INC., a Delaware corporation,
EXPEDIA, INC., a Washington corporation,
TRAVELSCAPE, INC., a Nevada corporation,
HOTELS.COM, a Delaware corporation,
HOTWIRE, INC., a Delaware corporation
The Lenders Party Hereto
BANK OF AMERICA, N.A.
as Syndication Agent
WACHOVIA BANK, NATIONAL ASSOCIATION
and
THE ROYAL BANK OF SCOTLAND PLC
as Co-Documentation Agents
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
and
J.P. MORGAN EUROPE LIMITED
as London Agent

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner	BANC OF AMERICA SECURITIES LLC as Joint Lead Arranger and Joint Bookrunner

i

SCHEDULES:
Schedule 2.01 — Commitments
Schedule 2.06 — Initial Issuing Bank LC Commitments
Schedule 2.06A— Existing Letters of Credit
Schedule 3.06 — Disclosed Matters
Schedule 3.13 — Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.07 -— Existing Restrictions
EXHIBITS:
Exhibit A-l — Form of Assignment and Assumption
Exhibit A-2 — Form of Issuing Bank Agreement
Exhibit B-l — Form of Borrowing Subsidiary Agreement
Exhibit B-2 -— Form of Borrowing Subsidiary Termination
Exhibit C — Form of Guarantee Agreement
Exhibit D-l —Form of Opinion of Wachtell, Lipton, Rosen &Katz, Borrower’s Counsel
Exhibit D-2 — Form of Opinion of In-House Counsel
Exhibit D-3 — Form of Opinion of Local Counsel

     CREDIT AGREEMENT dated as of July 8, 2005, among EXPEDIA, INC., a Delaware corporation; EXPEDIA, INC., a Washington corporation; TRAVELSCAPE, INC., a Nevada corporation; HOTELS.COM, a Delaware Corporation; HOTWIRE, INC., a Delaware corporation; the LENDERS party hereto; JPMORGAN CHASE BANK, N.A., as Administrative Agent; and J.P. Morgan EUROPE LIMITED, as London Agent.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Adjusted LIBO Rate” means, (a) with respect to any Eurocurrency Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any Eurocurrency Borrowing denominated in an Alternative Currency for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the LIBO Rate for such Interest Period.
          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or, as applicable, such Affiliates thereof as it shall from time to time designate by notice to the Company and the Lenders for the purpose of performing its obligations hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agents” means, collectively, the Administrative Agent and the London Agent.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective

Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Alternative Currency” means Euro, Sterling and any other currency other than US Dollars that is freely available, freely transferable and freely convertible into US Dollars and in which dealings in deposits are carried on in the London interbank market, provided that at the time of the issuance, amendment, renewal or extension of any Letter of Credit denominated in a currency other than US Dollars, Euro or Sterling, such other currency is reasonably acceptable to the Applicable Agent and the Issuing Bank in respect of such Letter of Credit.
          “Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent and (b) with respect to a Loan or Borrowing denominated in any Alternative Currency, the London Agent.
          “Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, or with respect to the commitment fees or letter of credit fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, “Eurocurrency Spread” or “Letter of Credit Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that until the first date on which the Company’s consolidated financial statements shall have been delivered pursuant to Section 5.01(a) or (b) the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 1:

	Commitment Fee	Letter of Credit
Leverage Ratio:	Rate	Fee Rate	Eurocurrency Spread
Category 1
< 1.00	0.100%	0.400%	0.500%
Category 2
≥ 1.00 and < 1.50	0.125%	0.500%	0.625%
Category 3
≥ 1.50 and < 2.00	0.150%	0.600%	0.750%
Category 4
≥ 2.00 and < 2.50	0.175%	0.700%	0.875%
Category 5
≥2.50	0.200%	0.925%	1.125%

          For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Company’s fiscal year based upon the Company’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 5 at the option of the Administrative Agent or at the request of the Required Lenders if the Company fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the last day on which such statements are permitted to be delivered in conformity with Section 5.01(a) or (b), as the case may be, until such consolidated financial statements are delivered.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Arrangers” means J.P. Morgan Securities Inc. and Banc of America Securities LLC.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A-l or any other form approved by the Administrative Agent.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means any Borrowing Subsidiary.
          “Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
          “Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000, (b) in the case of a Borrowing denominated in Euro, €5,000,000, and (c) in the case of a Borrowing denominated in Sterling, £5,000,000.
          “Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000, and (c) in the case of a Borrowing denominated in Sterling, £1,000,000.

          “Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.
          “Borrowing Subsidiary” means, at any time, each of (a) Expedia, Inc., a Washington corporation, Travelscape, Inc., Hotels.com, and Hotwire, Inc. and (b) each other Subsidiary that has been designated by the Company as a Borrowing Subsidiary pursuant to Section 2.04, other than any Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.04.
          “Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-l.
          “Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan denominated in any currency or a Letter of Credit denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits denominated in such currency in the London interbank market, and (b) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) payment system is not open for the settlement of payments in Euro.
          “CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 7.02.
          “CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in paragraph (h) or (i) of Section 7.01 in respect of the Company or (b) an acceleration of Loans pursuant to Section 7.01.
          “CAM Percentage” means, with respect to each Lender, a fraction, expressed as a decimal, of which (a)the numerator shall be the aggregate Designated Obligations owed to such Lender (whether or not at the time due and payable) and (b) the denominator shall be the aggregate Designated Obligations owed to all the Lenders (whether or not at the time due and payable).
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “CFC” shall mean (a) each Subsidiary that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of each such controlled foreign corporation.
          “Change in Control” shall mean (a) the acquisition of “beneficial ownership”, directly or indirectly, by any Person or group, other than the Permitted Holders, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company (the “Total Voting Power”), unless either (x) the Permitted Holders beneficially own a majority of the Total Voting Power or (y) if the Permitted Holders beneficially own less than a majority of the Total Voting Power, the excess of the percentage of Total Voting Power represented by the shares beneficially owned by the Permitted Holders over the percentage of Total Voting Power represented by shares beneficially owned by such acquiring Person or group is at least 5%, or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated. As used in this definition, “group” shall have the meaning given to such term in Rule 13d-5 under the Securities Exchange Act of 1934 as in effect on the date hereof.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, European Tranche Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a US Tranche Commitment or European Tranche Commitment.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Commitment” means a US Tranche Commitment or a European Tranche Commitment or any combination thereof (as the context requires). The initial aggregate amount of the Lenders’ Commitments is US$1,000,000,000.
          “Company” means Expedia, Inc., a Delaware corporation.
          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) all losses on sales or dispositions of assets outside the ordinary course of business and (v) any extraordinary non-cash charges for such period, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (A) all gains on sales or dispositions of assets outside the ordinary course of business and (B) any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP. For purposes of determining the Leverage Ratio as of June 30, 2005, and September 30, 2005, Consolidated EBITDA shall be deemed to be equal to (a) Consolidated EBITDA for the two consecutive fiscal quarters ended June 30, 2005, multiplied by 2 and (b) Consolidated EBITDA for the three consecutive fiscal quarters ended September 30, 2005, multiplied by 4/3, respectively. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio, if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) any Borrower or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive fiscal quarters for which the relevant financial information is available). As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that involves consideration in excess of US$100,000,000; and “Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Company or any Subsidiary in excess of US$100,000,000. For purposes of calculating Consolidated EBITDA for any period prior to the Effective Date, Consolidated EBITDA for such period shall be calculated giving pro forma effect to the Spin-Off.
          “Consolidated Funded Debt” means, on any date, the sum for the Company and the Subsidiaries of all (a) Indebtedness that would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP, (b) Capital Lease Obligations, (c) Synthetic Lease Obligations, (d) Guarantees by the Company and the Subsidiaries of Indebtedness of Persons other than the Company and the Subsidiaries, (e) obligations, contingent or otherwise, of the Company and the Subsidiaries as an account party in respect of letters of credit and (f) Securitization Transactions of the Company and the Subsidiaries.
          “Consolidated Net Income” means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
          “Consolidated Net Worth” means, on any date, the stockholder’s equity of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          “Consolidated Revenues” means, for any period, the aggregate revenues of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.
          “Consolidated Tangible Assets” means, at any time, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of the Company and the Subsidiaries, minus all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets of the Company and the Subsidiaries, all as set forth in the most recent consolidated balance sheet of the Company and the Subsidiaries delivered pursuant to Section 5.01 (or, prior to any such delivery, referred to in Section 3.04) on such date of determination, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Total Assets” means, at any time, the consolidated total assets of the Company and the Subsidiaries, as such amount would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Designated Obligations” means Obligations consisting of the principal of and interest on outstanding Loans, reimbursement obligations in respect of LC Disbursements and fees.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
          “Domestic Subsidiary” shall mean a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Euro” or “€” means the lawful currency of the member states of the European Union that has adopted a single currency in accordance with applicable law or treaty.

          “Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “European Tranche” has the meaning assigned to such term under the definition of “Tranche”.
          “European Tranche Commitment” means, with respect to each European Tranche Lender, the commitment of such European Tranche Lender to make European Tranche Revolving Loans, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s European Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s European Tranche Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its European Tranche Commitment, as applicable. The initial aggregate amount of the Lenders’ European Tranche Commitments is US$250,000,000.
          “European Tranche Lender” means a Lender with a European Tranche Commitment or with European Tranche Revolving Exposure.
          “European Tranche Percentage” means, with respect to any European Tranche Lender, the percentage of the total European Tranche Commitments represented by such Lender’s European Tranche Commitment. If the European Tranche Commitments have terminated or expired, the European Tranche Percentages shall be determined based upon the European Tranche Commitments most recently in effect, giving effect to any assignments.
          “European Tranche Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of the European Tranche Revolving Loans denominated in US Dollars outstanding at such time and (b) the US Dollar Equivalent of the aggregate principal amount of the European Tranche Revolving Loans denominated in Euro or Sterling outstanding at such time. The European Tranche Revolving Exposure of any Lender at any time shall be such Lender’s European Tranche Percentage of the total European Tranche Revolving Exposure at such time.
          “European Tranche Revolving Loan” means a Loan made by a European Tranche Lender pursuant to Section 2.01(b). Each European Tranche Revolving Loan denominated in US Dollars shall be a Eurocurrency Loan or an ABR Loan, and each European Tranche Revolving Loan denominated in Euro or Sterling shall be a Eurocurrency Loan.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day on the Reuters

WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Applicable Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Applicable Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Applicable Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
          “Excluded Taxes” means, with respect to either Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or, in the case of any Lender, the jurisdiction in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax that is imposed (other than as a result of the operation of the CAM Exchange) by the United States on payments from locations in the United States of America by the Company or a Borrower that is a Domestic Subsidiary to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that (i) such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company or any Borrower with respect to such withholding tax pursuant to Section 2.17(a) or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Applicable Agent or such Lender for the receipt of payments of the applicable type from the applicable Borrower.
          “Existing Letters of Credit” means the outstanding letters of credit set forth on Schedule 2.06A.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
          “Form S-4” means the Form S-4 Registration Statement filed by IAC and the Company with the Securities and Exchange Commission on April 25, 2005, as amended on or before June 17, 2005.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof (including pursuant to any “synthetic lease” financing), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantee Agreement” means (a) a Guarantee Agreement in substantially the form of Exhibit C by the Company and each Material Subsidiary that is a Domestic Subsidiary or (b) in connection with the Guarantee of the Obligations by each Material Subsidiary that is a Foreign Subsidiary and is not a CFC, another guarantee agreements or similar agreements (subject in each case to such limits as shall be required under applicable local law) Guaranteeing the Obligations and in form and substance reasonably satisfactory to the Administrative Agent.

          “Guarantee Requirement” means, at any time on or after the Effective Date, the requirement that:
     (i) the Administrative Agent shall have received from the Company and each Material Subsidiary that is a Domestic Subsidiary (A) a counterpart of the Guarantee Agreement referred to in clause (a) of the definition of Guarantee Agreement duly executed and delivered on behalf of such Loan Party or (B) in the case of any Person that becomes such a Subsidiary after the Effective Date or any such Subsidiary that is not a Loan Party on the Effective Date but elects to become a Loan Party after the Effective Date, a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party, and in each case, such Guarantee Agreement shall be in full force and effect and enforceable against each such Loan Party;
     (ii) the Administrative Agent shall have received from each Material Subsidiary that is a Foreign Subsidiary and is not a CFC a counterpart of a Guarantee Agreement referred to in clause (a) or (b) of the definition of Guarantee Agreement, or a supplement thereto in the form specified therein, duly executed and delivered on behalf of such Loan Party, and in each case, such Guarantee Agreement shall be in full force and effect and enforceable against each such Loan Party; and
     (iii) each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Loan Documents to which it is a party and the performance of its obligations thereunder.
Notwithstanding the foregoing, a Subsidiary shall not be required to Guarantee any Obligation if the Company shall have advised the Administrative Agent that it would be a violation of applicable law for such Subsidiary to take such action.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “IAC” means IAC/InterActiveCorp, a Delaware corporation.
          “IAC Agreements” means each of the Separation Agreement, Tax Sharing Agreement, Employee Matters Agreement and Transition Services Agreement, in each case in substantially the form of the draft attached as an exhibit to the Form S-4 with no changes therefrom other than changes that are not materially detrimental to the creditworthiness of the Company and the Subsidiaries or to the rights of the Lenders.
          “IAC Indentures” means each of (a) IAC’s Indenture dated as of December 16, 2002, as amended from time to time, governing IAC’s 7.00% Senior Notes due 2013, and (b) IAC’s Indenture dated as of November 23, 1998, as amended from time to time, governing IAC’s 6-3/4% Senior Notes due 2005.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all Securitization Transactions of such Person and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided, that Indebtedness of any Person shall not include (i) trade payables, (ii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business, (iii) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person in connection with the purchase of goods or services, and (iv) obligations under overdraft arrangements with banks outside the United States incurred in the ordinary course of business to cover working capital needs.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Information Memorandum” means the Confidential Information Memorandum dated June 2005 relating to the Company and the Transactions.
          “Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.
          “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

          “Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, then the last day) in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Issuing Bank” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., and any other Lender that has entered into an Issuing Bank Agreement, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “Issuing Bank Agreement” means an agreement among the Company, the Administrative Agent and a financial institution pursuant to which such financial institution agrees to act as an Issuing Bank hereunder, in the form of Exhibit A-2 or any other form approved by the Administrative Agent.
          “LC Commitment” means, as to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.06 or in such Issuing Bank’s Issuing Bank Agreement.
          “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the applicable Borrower shall be determined as set forth in paragraph (e) or (1) of Section 2.06 as applicable.
          “LC Exchange Rate” means, on any day, with respect to US Dollars in relation to any Alternative Currency, the rate at which US Dollars may be exchanged into such currency, as set forth at approximately 12:00 noon, New York City time, on such day on the applicable Reuters World Currency Page. In the event that any such rate does not appear on the applicable Reuters World Currency Page, the LC Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Applicable Agent and the Company or, in the absence of such agreement, such LC Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Applicable Agent, at or about 11:00 a.m., London time, on such date for the purchase of such Alternative Currency, with US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Applicable Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
          “LC Exposure” means, at any time, the sum of (a) the aggregate of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the aggregate of the US Dollar Equivalents of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its US Tranche Percentage of the total LC Exposure at such time.
          “LC Participation Calculation Date” means, with respect to any LC Disbursement made in a currency other than US Dollars, (a) the date on which the applicable Issuing Bank shall advise the Applicable Agent that it purchased with US Dollars the currency used to make such LC Disbursement, or (b) if such Issuing Bank shall not advise the Applicable Agent that it made such a purchase, the date on which such LC Disbursement is made.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement, and, as of the Effective Date, the Existing Letters of Credit.
          “Leverage Ratio” means, on any date, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date.
          “LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any currency for any Interest Period, the rate appearing on the applicable page of the Telerate Service for such currency (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Applicable Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the London interbank market) at approximately 11:00 a.m., London time, on the Quotation Date for such Interest Period, as the rate for deposits in such currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in such currency the US Dollar Equivalent of which is US$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than any third party that is not exempt from the automatic stay provisions of the Bankruptcy Code, as provided in Section 555 thereof) with respect to such securities.
          “Loan Documents” means this Agreement, the Guarantee Agreements, the Borrowing Subsidiary Agreements, the Borrowing Subsidiary Terminations, any letter of credit applications referred to in Section 2.06(a) or (b), any promissory notes delivered pursuant to Section 2.10(e), and the Issuing Bank Agreements.
          “Loan Parties” means the Company and the Subsidiary Loan Parties.
          “Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
          “Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time, and (b) with respect to a Loan or Borrowing made in any other currency, London time.
          “London Agent” means J.P. Morgan Europe Limited.
          “Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, properties, assets or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under any Loan Document.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding US$25,000,000. For purposes of determining Material Indebtedness, the “amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate principal amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

          “Material Subsidiary” means, at any time, each Subsidiary other than Subsidiaries that (a) together with their own Subsidiaries, do not represent more than 2% for any such Subsidiary, or more than 10% in the aggregate for all such Subsidiaries, of either (i) Consolidated Total Assets or (ii) Consolidated Revenues of the Company and the Subsidiaries at the end of or for the period of four fiscal quarters most recently ended and (b) do not own Equity Interests or Indebtedness (other than de minimis Indebtedness) of any Material Subsidiary; provided that each Subsidiary that is a Borrowing Subsidiary under this Agreement shall in any event be a Material Subsidiary.
          “Maturity Date” means the fifth anniversary of the Effective Date.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Obligations” has the meaning assigned to such term in the Guarantee Agreement.
          “OECD” means the Organization for Economic Cooperation and Development.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
          “Participant” has the meaning set forth in Section 9.04(c)(i).
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’ and lessors’ Liens (and deposits to obtain the release of such Liens), setoff rights and other like Liens imposed by law (or contract, to the extent that such contractual Liens are similar in nature and scope to such Liens imposed by law), arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 30 days or (ii) are being contested in good faith by appropriate proceedings; provided that (A) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (B) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (C) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, disability, unemployment insurance and other similar plans or programs and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Holders” means Barry Diller, Liberty Media Corporation, their respective Affiliates, and any group of which any of the foregoing is, in terms of both economic and voting interest, one of the principal members.
          “Permitted Investments” means:
     (a) direct obligations of the United States of America (including U.S. Treasury bills, notes, and bonds), which are backed by the full faith and credit of the United States of America;
     (b) direct obligations of any agency of the United States of America, which are backed by the full faith and credit of the United States of America;
     (c) direct obligations of, and obligations fully guaranteed by, any of the fifty United States that are rated investment grade by Standard & Poors or by Moody’s, including general obligation and revenue notes and bonds, insured bonds (including all insured bonds having, at such date of acquisition, a credit rating of Aaa by Moody’s and AAA by S&P) & refunded bonds (reissued bonds collateralized by U.S. Treasury securities);
     (d) Indebtedness of any county or other local governmental body within the United States having, at such date of acquisition, a credit rating of Aaa by Moody’s and AAA by S&P;

     (e) non-U.S. Dollar denominated indebtedness of other sovereign countries having, at such date of acquisition, a credit rating of Aaa by Moody’s and AAA by S&P;
     (f) non-U.S. Dollar denominated indebtedness of government agencies having, at such date of acquisition, a credit rating of Aaa by Moody’s and AAA by S&P;
     (g) mortgage-backed securities of the United States of America and/or any agency thereof that are fully guaranteed by the same. Mortgage-backed securities that are purchased on a TBA (“To-Be-Announced”) basis must have a settlement date of less than three months from date of purchase;
     (h) collateralized mortgage obligations of the United States of America and/or any agency thereof, which are backed by the full faith and credit of the United States of America;
     (i) commercial paper issued by any corporation or bank having a maturity of nine months or less and having, at such date of acquisition, a credit rating of A1 or the equivalent thereof from S&P or P1 or the equivalent thereof from Moody’s;
     (j) money market investments, bankers acceptances, certificates of deposits, notes or time deposits issued by any domestic bank which has a combined capital and surplus and undivided profits of not less than US$500,000,000;
     (k) money market investments, bankers acceptances, certificates of deposit, in each case directly guaranteed by any commercial bank organized under the laws of a member nation of the European Union or the OECD ranked in the 100 largest banks in the world (as measured by assets and ranked by American Banker Journal) denominated in US Dollars, Sterling, Euro, Canadian Dollars or Australian Dollars;
     (1) direct obligations of corporations, banks and agencies including: medium term notes (MTN) and bonds, structured notes and Eurodollar/Yankee notes and bonds in each case having, at the date of acquisition, a credit rating of BBB+ from S&P or Baa1 from Moody’s;
     (m) repurchase and reverse repurchase agreements for securities described in clauses (a) and (c) above, with a financial institution described in clause (j) above;
     (n) asset-backed securities having, at the date of acquisition, a credit rating of BBB+ from S&P or Baa1 from Moody’s; and

     (o) other investments determined by the Company or any Subsidiary to entail credit risks not materially greater than those associated with the foregoing investments and approved in writing by the Administrative Agent.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Quotation Date” means (i) with respect to any Eurocurrency Borrowing denominated in any currency other than Sterling for any Interest Period, two Business Days prior to the commencement of such Interest Period and (ii) with respect to any Eurocurrency Borrowing denominated in Sterling for any Interest Period, the first Business Day of such Interest Period.
          “Register” has the meaning set forth in Section 9.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.
          “Revolving Credit Exposure” means (a) with respect to any Lender at any time, the sum at such time of such Lender’s US Tranche Revolving Exposure and European Tranche Revolving Exposure at such time, and (b) with respect to any Tranche at any time, the total US Tranche Revolving Exposures and the total European Tranche Revolving Exposures, as applicable, at such time.

          “Revolving Loan” means a Loan made pursuant to Section 2.01.
          “S&P” means Standard & Poor’s.
          “Securitization Transaction” means any transfer by the Company or any Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests, or (b) directly to one or more investors or other purchasers. The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness, fractional undivided interests or other securities referred to in the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible.
          “Spin-Off” means the spin off by IAC of the Travel Business through the contribution of certain of its subsidiaries to the Company and the distribution of common stock and Class B common stock of the Company to holders of the common stock and Class B common stock, respectively, of IAC, all as described in the Form S-4 Registration Statement filed by IAC and the Company with the Securities and Exchange Commission on April 25, 2005, as amended from time to time prior to the consummation of the Spin-Off.
          “Spin-Off Date” means the date on which the Spin-Off is consummated.
          “Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
          “Sterling” or “£” means the lawful currency of the United Kingdom.

          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Company.
          “Subsidiary Loan Party” means (a) each Borrower and (b) each other Subsidiary required to provide a Guarantee of the Obligations under the Guarantee Requirement.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its US Tranche Percentage of the total Swingline Exposure at such time.
          “Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.05.
          “Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, under a synthetic, off-balance sheet or tax retention lease, including any financing lease or other agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which are characterized as the indebtedness of such Person for U.S. tax purposes (without regard to accounting treatment), and the amount of such obligations shall be the capitalized amount thereof that would appear on a balance sheet of such Person under GAAP if such lease were accounted for as a capital lease.

          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Tranche” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the US Tranche Commitments, the US Tranche Revolving Loans, and Letters of Credit and Swingline Loans issued or made under the US Tranche Commitments and (b) the European Tranche Commitments and the European Tranche Revolving Loans. The categories of Commitments and extensions of credit described under clauses (a) and (b) of the immediately preceding sentence are, respectively, the “US Tranche” and the “European Tranche”.
          “Tranche Percentage” means, with respect to any Lender holding any Commitment or Loan under the US Tranche or the European Tranche, such Lender’s US Tranche Percentage or European Tranche Percentage, as applicable.
          “Transactions” means the Spin-Off, the execution, delivery and performance by the Loan Parties of the Loan Documents, the satisfaction of the Guarantee Requirement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Travel Business” means IAC’s travel and travel-related businesses to be spun off to the Company as described in the Form S-4.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate or the LC Exchange Rate, as applicable, with respect to such currency in effect for such amount on such date. The US Dollar Equivalent at any time of the amount of any Letter of Credit, LC Disbursement or Loan denominated in any currency other than US Dollars shall be the amount most recently determined as provided in Section 1.06(b).
          “US Dollars” or “US$” refers to lawful money of the United States of America.
          “US Tranche” has the meaning assigned to such term under the definition of “Tranche”.
          “US Tranche Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans and to acquire participations in US Tranche Letters of Credit and Swingline Loans, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s US Tranche Revolving Exposure hereunder, as such commitment may be (a)

reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s US Tranche Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its US Tranche Commitment, as applicable. The initial aggregate amount of the Lenders’ US Tranche Commitments is US$750,000,000.
          “US Tranche Lender” means a Lender with a US Tranche Commitment or with US Tranche Revolving Exposure.
          “US Tranche Percentage” means, with respect to any US Tranche Lender, the percentage of the total US Tranche Commitments represented by such Lender’s US Tranche Commitment. If the US Tranche Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Commitments most recently in effect, giving effect to any assignments.
          “US Tranche Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of the US Tranche Revolving Loans outstanding at such time, (b) the LC Exposure at such time and (c) the Swingline Exposure at such time. The US Tranche Revolving Exposure of any Lender at any time shall be such Lender’s US Tranche Percentage of the total US Tranche Revolving Exposure at such time.
          “US Tranche Revolving Loan” means a Loan made by a US Tranche Lender pursuant to Section 2.01(a). Each US Tranche Revolving Loan shall be a Eurocurrency Loan or an ABR Loan.
          “Wholly Owned Subsidiary” means any Subsidiary all the Equity Interests in which, other than directors’ qualifying shares and/or other nominal amounts of Equity Interests that are required to be held by Persons (other than the Company or its Wholly Owned Subsidiaries, as applicable) under applicable law, are owned, directly or indirectly, by the Company.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          (b) All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, and may also reflect (x) any projected synergies or similar benefits expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended and (y) any other demonstrable cost-savings and other adjustments not included in the foregoing clause (x) that are reasonably anticipated by the Company to be achieved in connection with any such event for the 12-month period following the consummation of such event, which the Company determines are reasonable and as set forth in a certificate of the chief financial officer of the Company; provided, that the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to this clause (y) shall not exceed 10% of the amount which could have been included in Consolidated EBITDA in the absence of the adjustment pursuant to this clause (y).
          SECTION 1.05. Effectuation of Spin-Off. Each of the representations and warranties of the Company contained in this Agreement (and all corresponding definitions) are at all times on and after the Spin-Off Date made after giving effect to the Spin-Off and the other Transactions to occur on the Spin-Off Date, unless the context otherwise requires.
          SECTION 1.06. Currency Translation. (a) For purposes of any determination under Section 6.01, 6.02 or 6.03 or under paragraph (f), (g) or (k) of Section 7.01, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01, 6.02 or 6.03 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or Sale and Lease-Back Transactions were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.08, the amount of each disposition or other applicable transaction denominated in a currency other than US Dollars shall be translated into US Dollars at the applicable currency exchange rate in effect on the date such disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Company and the Borrowers.
          (b) (i) The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as of the date of the issuance thereof and on the first Business Day of each Calendar Month on which such Letter of Credit is outstanding, in each case using the Exchange Rate for the applicable currency in relation to US Dollars in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this subparagraph. The Administrative Agent shall in addition determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as provided in Section 2.06(1).
          (ii) The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for the applicable currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall, except as provided in the next sentence, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this subparagraph. The Administrative Agent shall in addition determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of the CAM Exchange Date, and such amount shall be the US Dollar Equivalent of such Borrowing for all purposes of Section 7.02.
          (iii) The Administrative Agent shall notify the Company, the applicable Lenders and the applicable Issuing Bank of each calculation of the US Dollar Equivalent of each Letter of Credit, Borrowing and LC Disbursement.

ARTICLE II
The Credits
          SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans denominated in US Dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s US Tranche Revolving Exposure exceeding such Lender’s US Tranche Commitment, (b) the sum of the total US Tranche Revolving Exposures exceeding the total US Tranche Commitments or (c) the aggregate Revolving Credit Exposures exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow US Tranche Revolving Loans.
          (b) Subject to the terms and conditions set forth herein, each European Tranche Lender agrees to make European Tranche Revolving Loans denominated in US Dollars, Euro and Sterling to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s European Tranche Revolving Exposure exceeding such Lender’s European Tranche Commitment, (b) the sum of the total European Tranche Revolving Exposures exceeding the total European Tranche Commitments or (c) the aggregate Revolving Credit Exposures exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow European Tranche Revolving Loans.
          SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Subject to Section 2.14, each Revolving Borrowing shall be comprised (i) in the case of Borrowings denominated in US Dollars, entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith, and (ii) in the case of any other currency, entirely of Eurocurrency Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments under the applicable Tranche or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurocurrency Revolving Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Applicable Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in US Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., London time, four Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount and currency of the requested Borrowing;
     (ii) the Class of such Borrowing;
     (iii) the date of such Borrowing, which shall be a Business Day;
     (iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
     (v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no currency is specified with respect to any requested Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (A) if denominated in US Dollars, an ABR Borrowing and (B) if denominated in any other currency, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Borrowing Subsidiaries. On or after the Effective Date, the Company may designate any Wholly Owned Subsidiary of the Company as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement. Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder. Promptly following receipt of any Borrowing Subsidiary Agreement or Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.
          SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in US Dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding US$150,000,000 or (ii) the sum of the total US Tranche Revolving Exposures exceeding the total US Tranche Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the US Tranche Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each US Tranche Lender, specifying in such notice such Lender’s US Tranche Percentage of such Swingline Loan or Loans. Each US Tranche Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s US Tranche Percentage of such Swingline Loan or Loans. Each US Tranche Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each US Tranche Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the US Tranche Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of a Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the US Tranche Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve a Borrower of any default in the payment thereof.
          SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Existing Letters of Credit will, for all purposes of this Agreement, be deemed to have been issued hereunder on the Effective Date and will, for all purposes of this Agreement, constitute Letters of Credit.

          (b) Notice of Issuance. Amendment Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be US Dollars or an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that any provisions in any such letter of credit application that create Liens securing the obligations of a Borrower thereunder or that are inconsistent with the provisions of this Agreement shall be of no force or effect. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed US$150,000,000, (ii) the total US Tranche Revolving Exposures shall not exceed the total US Tranche Commitments, and (iii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the LC Commitment of such Issuing Bank.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each US Tranche Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s US Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Applicable Agent, for the account of the applicable Issuing Bank, such Lender’s US Tranche Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment in respect of an LC Disbursement required to be refunded to a Borrower for any reason. Such payment by the US Tranche Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be US Dollars, then in the currency of such LC Disbursement and (ii) if the currency of the applicable LC Disbursement or reimbursement payment shall be an Alternative Currency, the US Dollar Equivalent thereof using the LC Exchange Rate in effect on the applicable LC Participation Calculation Date). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments or any fluctuation in currency values, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Applicable Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., Local Time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 11:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is denominated in US Dollars and is not less than the Borrowing Minimum for US Dollar denominated Loans, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the applicable Borrower fails to make such payment when due, (A) if such payment relates to a Letter of Credit denominated in an Alternative Currency, automatically and with no further action required, the obligation of such Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the LC Exchange Rates on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Disbursement, the Applicable Agent shall notify each US Tranche Lender of the applicable LC Disbursement, the amount of the payment then due from such Borrower in respect thereof and such Lender’s US Tranche Percentage thereof, and each Lender shall pay in US Dollars to the Applicable Agent on the date such notice is received its US Tranche Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Applicable Agent of any payment from a Borrower pursuant to this paragraph, the Applicable Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in US Dollars, such Borrower shall pay the amount of any such tax requested by the relevant Agent, Issuing Bank or Lender.
          (f) Obligations Absolute. The obligation of each Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. None of the Agents, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, (i) in the case of any LC Disbursement denominated in US Dollars, and at all times following the conversion to US Dollars of an LC Disbursement made in an Alternative Currency pursuant to paragraph (e) or (1) of this Section, at the rate per annum then applicable to ABR Revolving Loans, and (ii) if such LC Disbursement is made in an Alternative Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) or (1) of this Section, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company and the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement (including the right to receive fees under Section 2.12(b)), but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash equal to the LC Exposure attributable to Letters of Credit issued for the account of such Borrower as of such date plus any accrued and unpaid interest thereon; provided that (i) amounts payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement, except that LC Disbursements in an Alternative Currency in respect of which the applicable Borrower’s reimbursement obligations have been converted to obligations in US Dollars as provided in paragraph (e) above and interest accrued thereon shall be payable in US Dollars and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company or any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be in Permitted Investments and shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Company and the Borrowers under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.
          (k) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
          (1) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Borrowers are at the time or become thereafter required to reimburse or otherwise pay to the Applicable Agent in respect of LC Disbursements made under any Letter of Credit denominated in an Alternative Currency (other than amounts in respect of which the Borrowers have deposited cash collateral, if such cash collateral was deposited in the applicable currency), (ii) that the Lenders are at the time or become thereafter required to pay to the Applicable Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the applicable Issuing Bank) pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in an Alternative Currency and (iii) of each Lender’s participation in any Letter of Credit denominated in an Alternative Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the LC Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Applicable Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.
          SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Applicable Agent and designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
          (b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, (A) if denominated in US Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in an Alternative Currency, a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of such Borrower, if denominated in US Dollars, the interest rate applicable to ABR Loans and (B) if denominated in an Alternative Currency, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert any Borrowing denominated in US Dollars to a different Type or to continue any Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower. Notwithstanding any other provision of this Section, no Borrower shall be permitted to change the currency of any Borrowing or to convert any Borrowing to a Type not available under the Class of Commitments pursuant to which such Borrowing Drawing was made.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing; and
     (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then such Borrowing shall be repaid as provided herein at the end of such Interest Period, unless such Borrowing is denominated in US Dollars, in which case (unless it is so repaid) it shall be converted to an ABR Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) in the case of Borrowings denominated in US Dollars, (A) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing and (B) unless repaid, each Eurocurrency Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (ii) in the case of Borrowings denominated in Alternative Currencies, unless repaid, each Eurocurrency Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.
          SECTION 2.09. Termination and Reduction of Commitments; Increase of Commitments. (a) Unless previously terminated, the Commitments and each LC Commitment shall terminate on the Maturity Date.
          (b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments under any Tranche shall be in an amount that is an integral multiple of the Borrowing Multiple for US Dollar denominated Loans and not less than the Borrowing Minimum for US Dollar denominated Loans and (ii) the Company shall not terminate or reduce the Commitments under any Tranche if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures under such Tranche would exceed the total Commitments under such Tranche.
          (c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Tranche delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under any Tranche shall be made ratably among the Lenders in accordance with their respective Commitments under such Tranche.
          (d) The Company may from time to time increase the aggregate amount of Commitments under either Tranche pursuant to the provisions of this paragraph.
     (i) The Company may, by written notice to the Administrative Agent (who shall promptly forward such notice to each Lender under the applicable Tranche), request (A) that the total Commitments under either Tranche be increased (a “Commitment Increase”) by an amount for each increased Tranche of not less than US$25,000,000, and (B) at the election of the Company, that simultaneous decreases (each a “Commitment Decrease”) be made to the Commitments under the other Tranche; provided that at no time shall the aggregate amount of Commitment Increases effected pursuant to this paragraph, when taken together with the aggregate amount of new Commitments established under Section 9.02(c), exceed the aggregate amount of Commitment Decreases effected pursuant to this paragraph by more than US$250,000,000. Each such notice shall set forth the amount of the requested Commitment Increase (and Commitment Decrease, as applicable) in each Tranche, and the date on which such adjustment is requested to become effective (which shall be not less than 10 Business Days or more than 30 days after the date of such notice), and shall offer each Lender holding a Commitment under any increasing Tranche the opportunity to increase its Commitment in such Tranche by its Tranche Percentage of the proposed increased amount. Each such Lender shall, by notice to the Company and the Administrative Agent given not more than five Business Days after the date of the Company’s notice, either agree to increase its applicable Commitment by all or a portion of the offered amount (each Lender so agreeing being an “Increasing Lender” with respect to such Tranche) or decline to increase its applicable Commitment (and any Lender that does not deliver such a notice within such period of five Business Days shall be deemed to have declined to increase its Commitment) (each Lender so declining or deemed to have declined being a “Non-Increasing Lender” with respect to such Tranche). In the event that on the fifth Business Day after the Company shall have delivered a notice pursuant to the first sentence of this paragraph the Lenders shall have agreed pursuant to the preceding sentence to increase their Commitments under any Tranche by an aggregate amount less than the increase in the total Commitments requested by the Company, the Company may arrange for one or more banks or other entities (any such bank or other entity being called an “Augmenting Lender” with respect to such Tranche), which may include any Lender, to extend Commitments in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and, if affected by such increase, each Issuing Bank (which approval shall not be unreasonably withheld) and the Borrowers and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence the Commitment of such Augmenting Lender and/or its status as a Lender hereunder. Any Commitment Increase under any Tranche may be made in an amount less than the Commitment Increase requested by the Company if the Company is unable to arrange for, or chooses not to arrange for, Augmenting Lenders. Not less than three Business Days prior to the effective date (the “Increase Effective Date”) of any Commitment Increase under any Tranche pursuant to this Section 2.09(d), the Company shall by written notice to the Administrative Agent confirm the Commitment Decreases, if any, to be made to the Commitments under the other Tranches specified in the original notice given in respect of the proposed adjustments or shall specify the Commitment Decreases, if any, to be made in lieu thereof.
     (ii) On the Increase Effective Date, (A) the aggregate principal amount of the Revolving Loans outstanding under each Tranche under which a Commitment Increase will become effective (the “Initial Loans” under such Tranche) immediately prior to giving effect to the applicable Commitment Increase on the Increase Effective Date shall be deemed to be repaid, (B) after the effectiveness of the Commitment Increase, the Borrowers holding Commitments under such Tranche shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans under such Tranche and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (C) each Lender under such Tranche shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between (1) such Lender’s Tranche Percentage (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (2) such Lender’s Tranche Percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans, (D) after the Administrative Agent receives the funds specified in clause (C) above, the Administrative Agent shall pay to each Lender under such Tranche the portion of such funds that is equal to the difference, if positive, between (1) such Lender’s Tranche Percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans and (2) such Lender’s Tranche Percentage (calculated after giving effect to the

Commitment Increase) of the amount of the Subsequent Borrowings, (E) each Non-Increasing Lender, each Increasing Lender and each Augmenting Lender shall be deemed to hold its Tranche Percentage of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase) and (F) each applicable Borrower shall pay each Increasing Lender and each Non-Increasing Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (A) above in respect of each Eurocurrency Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.
     (iii) On the Increase Effective Date, each Commitment Decrease specified in the notice by the Company pursuant to paragraph (d)(i) above (as adjusted pursuant to the last sentence of such paragraph) shall be made ratably among the Lenders holding Commitments under the decreasing Tranche in accordance with their respective Commitments under such Tranche.
     (iv) Commitment Increases, Commitment Decreases and new Commitments created pursuant to this Section 2.09(d) shall become effective on the date specified in the original notice delivered by the Company pursuant to the first sentence of paragraph (d)(i) above.
     (v) Notwithstanding the foregoing, no increase in the Commitments under any Tranche (or in any Commitment of any Lender) or addition of an Augmenting Lender shall become effective under this Section unless (A) on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (without giving effect to the parenthetical in such paragraph (a)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer, and (B) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered pursuant to Section 4.03(c) in connection with the designation of a new Borrowing Subsidiary as to the corporate power and authority of the applicable Borrowers to borrow hereunder after giving effect to such increase.
          SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan outstanding to it on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing denominated in US Dollars is made, each Borrower shall repay all Swingline Loans then outstanding to it. The Borrowers will repay the principal amount of each Loan and the accrued interest thereon in the currency of such Loan

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, each Borrower under such Class shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without any premium or penalty (but including amounts owed under Section 2.16) subject to prior notice in accordance with paragraph (b) of this Section.
          (b) In the event and on each occasion that the sum of the Revolving Credit Exposures under any Tranche exceeds the sum of the Commitments under such Tranche, the Borrowers shall not later than the next Business Day prepay Revolving Borrowings of the applicable Tranche in an aggregate amount equal to such excess, and in the event that after such prepayment of Borrowings any such excess shall remain, the Borrowers shall deposit cash in an amount equal to such excess as collateral for the reimbursement obligations of the Borrowers in respect of Letters of Credit under such Tranche; provided that if such excess results from a change in currency exchange rates, such prepayment and deposit shall be required to be made not later than the fifth Business Day after the day on which the Administrative Agent shall have given the Company notice of such excess. Any cash so deposited (and any cash previously deposited pursuant to this paragraph) with the Administrative Agent shall be held in an account over which the Administrative Agent shall have sole dominion and control, including exclusive rights of withdrawal. Other than any interest earned on the investment of such deposits, which investment shall be in Permitted Investments and shall be made in the discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements under such Tranche for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure under such Tranche at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding a majority of the LC Exposures), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers have provided cash collateral to secure the reimbursement obligations of the Borrowers in respect of Letters of Credit, then, so long as no Event of Default shall exist, such cash collateral shall be released to the Borrowers if so requested by the Company at any time if and to the extent that, after giving effect to such release, the aggregate amount of the Revolving Credit Exposures under the applicable Tranche would not exceed the aggregate amount of the Commitments under such Tranche.
          (c) The applicable Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local time, four Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment; provided that in the case of any prepayment required to be made within one Business Day under paragraph (b) above the applicable Borrower will give such notice as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
          SECTION 2.12. Fees. (a) The Company and the Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Commitments of such Lender during the period from and including the Effective Date to but excluding the date on which the last of such Commitments terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments of any Class terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender under any Tranche shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender under such Tranche (and the Swingline Exposure of such Lender shall be disregarded for such purpose prior to the acquisition by such Lender of a participation therein pursuant to Section 2.05(c)).
          (b) The Company and the Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the last of such Lender’s Commitments terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date the LC Commitment of such Issuing Bank is reduced to zero and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.
          (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company or any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest on Eurocurrency Loans denominated in Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
     (b) the Administrative Agent is advised by the majority in interest of the Lenders under the affected Tranche that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving

Borrowing as, a Eurocurrency Borrowing shall be ineffective, and unless repaid such Borrowing shall, if denominated in US Dollars, be made as an ABR Borrowing, or if denominated in an Alternative Currency, bear interest at such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to the affected Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period plus the Applicable Rate, and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall, if denominated in US Dollars, be made as an ABR Borrowing, or if denominated in an Alternative Currency, bear interest at such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to the affected Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period plus the Applicable Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or
     (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company and the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company and the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, as the case may be, setting forth in reasonable detail the manner in which such amount or amounts have been determined, shall be delivered to the Company and shall be conclusive absent manifest error. The Company and the Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
          (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company and the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (e) If an Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any amount as to which it has been indemnified by the Company or a Borrower pursuant to this Section 2.15, it shall pay over such refund to the Company or such Borrower (but only to the extent of indemnity payments made by the Company or such Borrower under this Section 2.15 with respect to the events giving rise to such refund), net of all out-of-pocket expenses of such Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company and the Borrowers, upon the request of such Agent, such Lender or such Issuing Bank, agree to repay the amount paid over to the Company or a Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent, any Lender or any Issuing Bank to make available its accounting records (or any other information which it deems confidential) to the Company or a Borrower or any other Person.
          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company and the Borrowers shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.
          SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Company and the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Company or any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or the applicable Borrower shall make such deductions and (iii) the Company or the applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Company and the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Company and the Borrowers shall indemnify each Agent, Lender and Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Company or any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company or a Borrower to a Governmental Authority, the Company or such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company or a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company or such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company or such Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) If an Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or a Borrower or with respect to which the Company or a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Company or such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Company or such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company and the Borrowers, upon the request of such Agent, such Lender or such Issuing Bank, agree to repay the amount paid over to the Company or a Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or a Borrower or any other Person.
          SECTION 2.18. Payments Generally: Pro Rata Treatment; Sharing of Set-offs. (a) The Company and the Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified by it for the account of the Lenders or, in any such case, to such other account as the Applicable Agent shall from time to time specify in a notice delivered to the Company, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise provided herein, (i) all payments of principal, interest or reimbursement obligations in respect of any Loan or Letter of Credit shall be made in the currency of such Loan or Letter of Credit and (ii) all other payments under each Loan Document (including all fees) shall be made in US Dollars.
          (b) If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans under any Tranche resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender under such Tranche, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders in such Tranche to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company or any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company, a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company and each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company and each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company or such Borrower, as the case may be, in the amount of such participation.
          (d) Unless the Applicable Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Company and the Borrowers will not make such payment, the Applicable Agent may assume that the Company or a Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Company or a Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at (A) if such amount is denominated in US Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation, and (B) if such amount is denominated in an Alternative Currency, a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by either Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Company or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 2.15, or if the Company or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, the Issuing Banks and the Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or a Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
ARTICLE III
Representations and Warranties
          The Company and each Borrower represents and warrants to the Lenders that:
          SECTION 3.01. Organization: Powers. Each of the Company and the Subsidiaries is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization (except, in the case of Subsidiaries that are not Material Subsidiaries, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          SECTION 3.02. Authorization: Enforceability. The Transactions are to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equity holder action. This Agreement has been duly executed and delivered by the Company and each Borrower and constitutes (assuming due execution by the Lenders), and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute (assuming due execution by the Lenders), a legal, valid and binding obligation of the Company, such Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals: No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except those that have been obtained or made and are in full force and effect or those the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, or other material agreement or instrument binding upon the Company or any of the Material Subsidiaries or its assets, or require any payment to be made by the Company or any of the Material Subsidiaries thereunder, (d) will not violate or result in a default under any IAC Indenture, or give rise to a right thereunder to require any payment to be made, or any liability to be assumed, by the Company or any of the Material Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any of the Material Subsidiaries.
          SECTION 3.04. Financial Condition: No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2004, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2005 (or, if financial statements for a later fiscal quarter have been delivered pursuant to Section 4.01(c)(ix), as of and for such fiscal quarter and the portion of the fiscal year ended on the last day of such fiscal quarter), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) There has not occurred since December 31, 2004, any event, condition or circumstance that has had or could be reasonably be expected to have a material adverse effect in the business, results of operations, properties, assets or financial condition of the Company and the Subsidiaries, taken as a whole.
          (c) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of the Company or the Subsidiaries has, as of the Effective Date, any material contingent liabilities.

          (d) The pro forma financial statements contained in the Form S-4 (i) have been prepared in good faith based on assumptions believed by the Company to be reasonable when made, (ii) are based on the best information available to the Company as of the date of the Form S-4, (iii) accurately reflect all material adjustments necessary to give effect to the Transactions (other than any initial Loans made pursuant to this Agreement) and (iv) present fairly, subject to the qualifications described therein and in the accompanying notes, the pro forma financial position of the Company and its consolidated Subsidiaries as of March 31, 2005, as if the Transactions had occurred on such date.
          SECTION 3.05. Properties. (a) Each of the Company and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
          (b) Each of the Company and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except for intellectual property the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.
          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) has failed to comply in all material respects with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis reasonably likely to result in any Environmental Liability.
          SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          SECTION 3.08. Investment and Holding Company Status. Neither the Company nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
          SECTION 3.09. Taxes. Each of the Company and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The excess of accumulated benefit obligations under each Plan (based on assumptions used for purposes of Statement of Financial Accounting Standards No. 87), if any, over the fair market value of the assets of such Plan, would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written factual information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date furnished; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
          SECTION 3.12. Guarantee Requirement. On the Effective Date, after giving effect to the Transactions to occur on the Effective Date, and at all times thereafter, the Guarantee Requirement will be satisfied.
          SECTION 3.13. Subsidiaries. As of the Effective Date, the Company and the Subsidiaries set forth on Schedule 3.13 comprise all the Travel Business. Part A of Schedule 3.13 sets forth as of the Effective Date the name of, and the ownership interest of the Company and the Subsidiaries in each Subsidiary, in each case as of the Effective Date. Part B Schedule 3.13 sets forth as of the Effective Date each Subsidiary that will not be a Subsidiary Loan Party together in each case with a statement of the reason why such Subsidiary will not be a Subsidiary Loan Party.
          SECTION 3.14. Use of Proceeds; Margin Regulations. The proceeds of the Loans and the issuance of the Letters of Credit have been and will be used solely for the general corporate purposes of the Company and the Subsidiaries, including working capital, capital expenditures and acquisitions. No part of the proceeds of any Loan have been or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 3.15. Borrowing Subsidiaries. Each Borrowing Subsidiary is subject to civil and commercial law with respect to its obligations under this Agreement, and the execution, delivery and performance by such Borrowing Subsidiary of the applicable Borrowing Subsidiary Agreement and this Agreement constitute and will constitute private and commercial acts rather than public or governmental acts. Each Borrowing Subsidiary that is not a Domestic Subsidiary has validly given its consent to be sued in respect of its obligations under the Borrowing Subsidiary Agreement and this Agreement. Each Borrowing Subsidiary that is not a Domestic Subsidiary has waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction of its incorporation in respect of its Obligations under the Borrowing Subsidiary Agreement and this Agreement. The waiver by such Borrowing Subsidiary described in the immediately preceding sentence is legal, valid and binding on such Borrowing Subsidiary.
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan

Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (c) On the Spin-Off Date:
     (i) The Guarantee Requirement shall have been satisfied.
     (ii) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Wachtell, Lipton, Rosen & Katz, counsel for the Company, substantially in the form of Exhibit D-l, (ii) in-house counsel for the Company, substantially in the form of Exhibit D-2 and (iii) local counsel in each jurisdiction in which a Loan Party is located, substantially in the form of Exhibit D-3.
     (iii) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraph (a) (without giving effect to the parenthetical therein) and paragraph (b) of Section 4.02 and subparagraphs (i), (v), (vi) and (viii) of paragraph (c) of this Section.
     (iv) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company hereunder.
     (v) There shall not have occurred since December 31, 2004, any event, condition or circumstance that has had or could be reasonably be expected to have a material adverse effect on the business, results of operations, properties, assets or financial condition of the Company and the Subsidiaries, and the Travel Business, taken as a whole.
     (vi) The Spin-Off and all related Transactions (including the transfer to the Company of all the subsidiaries included in the Travel Business as contemplated by the Form S-4) shall be consummated on terms consistent with applicable law and (other than as a result of changes not materially detrimental to the creditworthiness of the Company and the Subsidiaries or to the rights of the Lenders) with the information set forth in the Form S-4 and the pro forma financial information and projections delivered to the Lenders. There shall not have been any material cash payments by the Company and its Subsidiaries to IAC in respect of the Spin-Off other than those expressly contemplated by the Form S-4 and other cash payments in an aggregate amount not to exceed US$50,000,000 for all such payments.
     (vii) The Lenders shall have received copies of and be reasonably satisfied with the form and substance of each of (A) the solvency opinion of Duff

& Phelps, LLC, delivered to the Board of Directors of IAC (as well as of the confirmation of such opinion delivered immediately prior to the Spin-Off) and (B) the opinion delivered to IAC as to the tax-free nature of the Spin-Off.
     (viii) Other than as set forth in the Form S-4, after giving effect to the Transactions, (a) the Company and the Subsidiaries shall have outstanding no Indebtedness, committed credit facilities, Guarantees, letters of credit or preferred stock other than (i) the Commitments and Letters of Credit, (ii) other Indebtedness set forth in the Form S-4 as being outstanding on the Spin-Off Date after giving effect to the Spin-Off, (iii) surety bond obligations of the Company and its Subsidiaries in an aggregate amount not to exceed $72,000,000, and (iv) other Indebtedness in an aggregate amount not to exceed US$50,000,000 for all such indebtedness, (b) the Company and the Subsidiaries shall have no material contingent obligations other than those described in the Form S-4, and (c) no Loans shall be outstanding and the Company shall have not less than US$100,000,000 of available cash.
     (ix) The Lenders shall have received unaudited consolidated balance sheets and related statements of income and cash flows of the Company and the Subsidiaries included in the Travel Business for each fiscal quarter ended after December 31, 2004, but at least 60 days before the Spin-Off Date, which financial statements shall not be materially inconsistent with the financial statements or projections previously provided to the Lenders.
     (x) There shall be no litigation or administrative proceeding that could reasonably be expected to have a material adverse effect on the Spin-Off or on the business, results of operations, properties, assets or financial condition of the Company and the Subsidiaries, and the Travel Business, taken as a whole.
     (xi) All requisite governmental authorities and material third parties shall have approved or consented to the Transactions to the extent required (except to the extent not materially detrimental to the creditworthiness of the Company and the Subsidiaries or to the rights of the Lenders), all applicable notice or appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on August 31, 2005 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments and the LC Commitments shall terminate at such time).

          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Loan Parties set forth in the Loan Documents (other than the representations and warranties set forth in Sections 3.04(b) and 3.06) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company and each Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
          SECTION 4.03. Credit Events in Respect of Each Borrowing Subsidiary. The obligations of the Lenders to make the initial Loans to or for the account of each Borrowing Subsidiary (other than the Borrowing Subsidiaries that are party to this Agreement) are subject to the satisfaction of the following additional conditions:
     (a) The Administrative Agent (or its counsel) shall have received from each of such Borrowing Subsidiary and the Company either (i) a counterpart of a Borrowing Subsidiary Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of a Borrowing Subsidiary Agreement.
     (b) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of counsel for such Borrowing Subsidiary (which counsel shall be reasonably acceptable to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent, (i) dated the date of the applicable Borrowing Subsidiary Agreement, (ii) addressed to the Administrative Agent and the Lenders, and (iii) covering such other matters as the Administrative Agent shall reasonably request.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization by it of the Transactions to which it will be party and any other legal matters relating to such Borrowing Subsidiary, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

     (d) The Administrative Agent shall have received a certificate, dated the date of the applicable Borrowing Subsidiary Agreement and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements have been reimbursed by the Borrowers, the Company and each Borrower covenants and agrees with the Lenders that:
          SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Company will furnish to the Administrative Agent and each Lender:
     (a) within 5 Business Days of each date the Company is required to file a report on Form 10-K for any fiscal year with the Securities and Exchange Commission (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Securities Exchange Act of 1934), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b) within 5 days of each date the Company is required to file a report on Form 10-Q for any fiscal quarter with the Securities and Exchange Commission (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Securities Exchange Act of 1934), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that has had a material effect thereon and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of a Financial Officer of the Company certifying as to the identity of each Material Subsidiary existing at the date of such certificate and setting forth for each as of such date the name of, and the ownership interest of the Company and the Subsidiaries in such Material Subsidiary;
     (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and
     (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov; provided that the Company shall deliver paper copies of such information to any Lender that requests such delivery. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
          SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary that could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
     (d) the written assertion by IAC or any creditor of IAC that any liability or liabilities (whether matured, contingent or otherwise) of IAC in an aggregate amount exceeding US$25,000,000 should be paid or assumed by Expedia.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, sale, transfer, lease, disposition, liquidation or dissolution permitted under Section 6.04.
          SECTION 5.04. Payment of Tax Liabilities. The Company will, and will cause each of the Subsidiaries to, pay its Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Company and its Subsidiaries may (i) self-insure against such risks and in amounts as are usually self-insured by similar companies engaged in the same or similar businesses operating in the same or similar locations and (ii) elect not to carry terrorism insurance.

          SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
          SECTION 5.07. Compliance with Laws. The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.08. Further Assurances. The Company will, and will cause each of the Subsidiaries to, execute any and all further documents, agreements and instruments, and take all further action that may be required, or that the Administrative Agent may reasonably request, (a) to effectuate the transactions contemplated by the Loan Documents and (b) to cause the Guarantee Requirement to be satisfied at all times.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed by the Borrowers, the Company and each Borrower covenants and agrees with the Lenders that:
          SECTION 6.01. Indebtedness. The Company will not permit any Subsidiary (other than a Loan Party that Guarantees all the Obligations) to, create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness created hereunder;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased remaining weighted average life thereof;
     (c) Indebtedness owed to the Company or to any Subsidiary that shall not have been transferred or pledged to any third party;
     (d) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including

Capital Lease Obligations and any Indebtedness incurred or assumed in connection with the acquisition, construction or improvement of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased remaining weighted average life thereof or change the parties directly or indirectly responsible for the payment thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed, in each case, the cost of such acquisition, construction or improvement;
     (e) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed US$250,000,000 at any time outstanding;
     (f) Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit; and
     (g) other Indebtedness that, when aggregated with the aggregate outstanding Indebtedness of the Company secured by Liens and Securitization Transactions permitted pursuant to Section 6.02(f) and the aggregate sale price of the assets sold in sale and leaseback transactions permitted pursuant to Section 6.03, shall at no time exceed the greater of (i) US$75,000,000 and (ii) 15% of Consolidated Tangible Assets.
          SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Permitted Encumbrances;
     (b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof (or on any improvements or accessions thereto or proceeds therefrom) and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such

Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (d) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby was incurred to pay, and does not exceed, in each case, the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;
     (e) other Liens arising in the ordinary course of business that do not secure Indebtedness and do not interfere with the material operations of the Company and the Subsidiaries and do not individually or in the aggregate materially impair the value of the assets of the Company and the Subsidiaries;
     (f) other Liens securing Indebtedness and Securitization Transactions that, when aggregated with the Indebtedness of Subsidiaries permitted under Section 6.01(g) and the aggregate sale price of the assets sold in sale and leaseback transactions permitted under Section 6.03, do not exceed the greater of (i) US$75,000,000 and (ii) 15% of Consolidated Tangible Assets at any time; and
     (g) any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses (other than clause (f)), provided that (i) the obligations secured thereby shall be limited to the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in the foregoing clauses, extensions, renewals and replacements thereof) and (ii) such Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced.
          SECTION 6.03. Sale and Leaseback Transactions. The Company will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided, however, that, notwithstanding the above, the Company or any Subsidiary may engage in any sale and leaseback transactions if the aggregate sale price of the assets sold in such transactions, when aggregated with the Indebtedness of Subsidiaries permitted under Section 6.01(g)

and the Indebtedness secured by Liens and Securitization Transactions permitted pursuant to Section 6.02(e), does not exceed the greater of (i) US$75,000,000 and (ii) 15% of Consolidated Tangible Assets at any time.
          SECTION 6.04. Fundamental Changes. (a) The Company will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) the Company or any Material Subsidiary may merge or consolidate with any Person; provided that (A) in the case of any merger or consolidation involving the Company, either (x) the Company shall be the continuing or surviving corporation or (y) the continuing or surviving corporation shall be organized under the laws of the United States or any State thereof and shall assume all the Company’s obligations under this Agreement in a manner reasonably acceptable to the Administrative Agent, (B) in the case of any merger or consolidation involving a Material Subsidiary, the surviving entity shall be a Subsidiary, and (C) in the case of any merger or consolidation involving a Subsidiary that is a guarantor of the Obligations, the surviving entity shall Guarantee the Obligations; provided further, however, that notwithstanding the foregoing, no Material Subsidiary may merge or consolidate with the Company and (ii) any Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to another Subsidiary (including by liquidating or dissolving into such other Subsidiary); provided that any transaction under this paragraph (a) involving a merger of or a disposition of assets by a non-Wholly Owned Subsidiary shall not be permitted unless the surviving Person or the acquiring Person is a Wholly Owned Subsidiary. In the event of any merger or consolidation described in clause (i)(y), the Company shall give the Lenders reasonable prior notice thereof in order to allow the Lenders to comply with “know your customer” rules and other applicable regulations.
          (b) The Company will not engage in any business or activity, other than the ownership of outstanding Equity Interests of the Subsidiaries and activities incidental thereto and other activities and agreements typical of a holding company that does not itself have any business or operations, and will not own or acquire any assets, other than Equity Interests of the Subsidiaries, cash and Permitted Investments and rights and agreements entered into in accordance with the foregoing.
          (c) The Company will not permit any of the Subsidiaries to engage to any material extent in any business other than businesses conducted or proposed as of the Effective Date as described in the Form S-4 and businesses similar, ancillary, complementary or otherwise reasonably related thereto or that are a reasonable extension, development or expansion thereof.
          SECTION 6.05. Restricted Payments. The Company will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and the Subsidiaries and (d) the Company may declare, so long as no Default or Event of Default shall exist, and if declared in accordance with this clause (d) may pay, cash dividends on its common stock in an aggregate amount during any fiscal year not to exceed, when taken together with all other dividends paid under this clause (d) during the during the term of this Agreement, 50% of the Company’s cumulative Consolidated Net Income for each fiscal quarter of the Company for which financial statements shall have been delivered under Section 5.01(a) or (b) commencing with the first full fiscal quarter after the consummation of the Spin-Off; provided, however, that so long as no Default or Event of Default shall exist or would be caused by the payment thereof, the Company may pay cash dividends on its common stock without limitation if the Leverage Ratio as of the last day of the most recently completed fiscal quarter, giving pro forma effect to the payment of such cash dividends and any related incurrence of Indebtedness as if they had occurred on the last day of such quarter, shall have been equal to or less than 2.0 to 1.0.
          SECTION 6.06. Transactions with Affiliates. The Company will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company, Wholly-Owned Subsidiaries and Subsidiary Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.05, (d) transactions under the IAC Agreements as in effect on the date hereof (or as hereafter amended in a manner not materially adverse to the Company or to the rights or interests of the Lenders), (e) payments made and other transactions entered into in the ordinary course of business with officers and directors of the Company or any Subsidiary, and consulting fees and expenses incurred in the ordinary course of business payable to former officers or directors of the Company or any Subsidiary, (f) reclassifications or changes in the terms of or other transactions relating to Equity Interests in the Company held by Affiliates that do not involve the payment of any consideration (other than Equity Interests of the Company) or any other transfer of value by the Company or any Subsidiary to any such Affiliate, (g) any payments by the Company or any Subsidiary to or on behalf of any Affiliate of the Company or any Subsidiary in connection with out-of-pocket expenses incurred in connection with any public or private offering, other issuance or sale of stock by the Company or an Affiliate of the Company or other transaction for the benefit of the Company or any Subsidiary and (h) transactions disclosed in the Form S-4; provided, however, that this Section shall not limit the operation or effect of, or any payments under, (i) any license, lease, service contract, purchasing agreement, disposition agreement or similar arrangement entered into in the ordinary course of business between any Subsidiary and the Company or any other Subsidiary or (ii) any agreement with respect to any joint venture to which the Company or any Subsidiary is a party entered into in connection with, or reasonably related to, its lines of business, provided that such agreement is approved by the Company’s board of directors or the audit committee thereof.
          SECTION 6.07. Restrictive Agreements. The Borrowing Subsidiaries will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of such Subsidiaries to pay dividends or other distributions with respect to any shares of their capital stock or to make or repay loans or advances to the Borrowing Subsidiaries or to Guarantee Indebtedness of the Borrowing Subsidiaries; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.07 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) the foregoing shall not apply to restrictions and conditions with respect to a Person that is not a Subsidiary on the date hereof, which restrictions and conditions are in existence at the time such Person becomes a Subsidiary and are not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary.
          SECTION 6.08. Asset Dispositions. The Company will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest, owned by it, nor will the Company permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:
     (a) sales of inventory, used or surplus equipment and other fixed assets and Permitted Investments in the ordinary course of business;
     (b) sales, transfers and dispositions (i) to a Subsidiary Loan Party or (ii) by any Subsidiary that is not a Loan Party to any Subsidiary;
     (c) issuances of Equity Interests in a Subsidiary (i) in the form of restricted shares to members of management of such Subsidiary as incentive compensation; (ii) to the Company or to a Wholly Owned Subsidiary; or (iii) as a Restricted Payment under clause (b) of Section 6.05; and
     (d) sales, transfers and dispositions of all the Equity Interests in a Subsidiary owned by the Company and the Subsidiaries and sales, transfers, leases and other dispositions of assets (other than accounts receivable or inventory), in each case to the extent made to a Person other than the Company or any Subsidiary and to the extent not permitted by any other clause of this

Section 6.08; provided that (i) the aggregate book or fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (e) after the date hereof shall not at the time of any such sale, transfer or other disposition exceed 20% of Consolidated Total Assets as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, as of March 31, 2005), (ii) the aggregate book or fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (e) during any fiscal year shall not at the time of any such sale, transfer or other disposition exceed 10% of Consolidated Total Assets as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, as of March 31, 2005), (iii) no sale, transfer, lease or other disposition shall be made pursuant to this clause (e) unless the Company would be in pro forma compliance with the covenants set forth in Section 6.10 and 6.11 as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b) giving effect to such sale, transfer, lease or other disposition as if effected on the first day of the four-fiscal-quarter period ending as of such day and (iv) all sales, transfers, leases and other dispositions permitted pursuant to this clause (e) shall be made for fair value; and
     (e) any other sales, transfers and dispositions for cash of all the Equity Interests in a Subsidiary owned by the Company and the Subsidiaries and sales, transfers, leases and other dispositions of assets (other than accounts receivable or inventory), in each case to the extent made to a Person other than the Company or any Subsidiary and to the extent not permitted by any other clause of this Section 6.08; provided that the Commitments shall be permanently reduced at the time, and by an amount equal to the net cash proceeds, of each such sale, transfer, lease or disposition.
          SECTION 6.09. Use of Proceeds and Letters of Credit. The Company will not, and will not permit any of the Subsidiaries to, use the proceeds of the Loans, or the Letters of Credit, for any purpose other than the general corporate purposes of the Company and the Subsidiaries, including working capital, capital expenditures and acquisitions. The Company will not, and will not permit any of the Subsidiaries to, use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 6.10. Leverage Ratio. The Company will not permit the Leverage Ratio at the end of any fiscal quarter to exceed 3.00 to 1.00.
          SECTION 6.11. Consolidated Net Worth. The Company will not at any time permit Consolidated Net Worth to be less than the sum at such time of (a) US$5,250,000,000 and (b) 50% of the Company’s Consolidated Net Income for each fiscal quarter of the Company for which Consolidated Net Income is positive and for which financial statements shall have been delivered under Section 5.01(a) or (b) commencing with the fiscal quarter during which the Spin-Off shall have been consummated.
          SECTION 6.12. Maintenance of Borrowing Subsidiaries as Subsidiaries. Permit any Borrowing Subsidiary to cease to be a Subsidiary; provided that this Section shall not prohibit any merger of a Borrowing Subsidiary into a Wholly Owned Subsidiary that is a Domestic Subsidiary and a Loan Party.
ARTICLE VII
Events of Default
          SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:
     (a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three days;
     (c) any representation, warranty or statement made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
     (d) the Company or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Company’s existence) or in Article VI;
     (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);
     (f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due (or, in the case of a Securitization Transaction, to be terminated), or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of US$25,000,000 (to the extent not covered by insurance) shall be rendered against the Company, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Material Subsidiary to enforce any such judgment;
     (1) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

     (m) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect (other than in accordance with its terms), except upon the consummation of any transaction permitted by this Agreement as a result of which the Subsidiary providing such Guarantee ceases to be a Subsidiary; or
     (n) a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Company or any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments and each LC Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company and the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and each Borrower; and in case of any event with respect to the Company or a Borrower described in clause (h) or (i) of this Article, the Commitments and the LC Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company and the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Borrowers.
          SECTION 7.02. CAM Exchange. (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 7.01 and (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the particular Designated Obligations that it shall own as of such date and prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in all the Designated Obligations. Each Lender, each person acquiring a participation from any Lender as contemplated by Section 9.04, the Company and each other Borrower hereby consents and agrees to the CAM Exchange. Each of the Company, the other Borrowers and the Lenders agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of the Company or any other Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

          (b) As a result of the CAM Exchange, on and after the CAM Exchange Date, (i) each payment received by an Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by paragraph (c) below) and (ii) Section 2.17(e) shall not apply with respect to any Taxes required to be withheld or deducted by a Borrower from or in respect of payments hereunder to any Lender or Administrative Agent that exceed the Taxes such Borrower would have been required to withhold or deduct from or in respect of payments to such Lender or Agent had such CAM Exchange not occurred.
          (c) In the event that, on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by an Issuing Bank that is not reimbursed by a Borrower, then (i) each US Tranche Lender (determined without giving effect to the CAM Exchange), shall, in accordance with Section 2.05(d), promptly purchase from such Issuing Bank a participation in such LC Disbursement in the amount of such US Tranche Lender’s US Tranche Percentage of such LC Disbursement (without giving effect to the CAM Exchange), (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Lenders, and (iii) in the event distributions shall have been made in accordance with clause (i) of paragraph (b) above, the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Borrowers and Lenders and their successors and assigns and shall be conclusive absent manifest error.
ARTICLE VIII
The Agents
          Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Agents as its agents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          Any Person serving as an Agents hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
          The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of the Subsidiaries that is communicated to or obtained by them or any of their Affiliates in any capacity. The Agents shall not be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of their own gross negligence or wilful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Company or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities Agent.
          Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
          Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Company, to it at 3150 139th Avenue SE, Bellevue, WA 98005, Attention of Treasurer (Telecopy No. (425) 679-3163), and if to any Borrower, to it in care of the Company;
     (ii) if to the Administrative Agent or the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Maryann Bui (Telecopy No. (713) 750-2358), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017, Attention of Shari Stern (Telecopy No. (212) 270-4164);
     (iii) if to the London Agent, to JPMorgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Agency Department (Telecopy No. 44-207-777-2360), with a copy to the Administrative Agent as provided under clause (ii) above;

     (iv) if to any Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Company; and
     (v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Each Borrowing Subsidiary hereby irrevocably appoints the Company as its agent for the purpose of receiving or giving on its behalf any notice and taking any other action provided for in this Agreement and hereby agrees that it shall be bound by any such notice or action received, given or taken by the Company hereunder or thereunder irrespective of whether or not any such notice shall have in fact been authorized by such Borrowing Subsidiary and irrespective of whether or not the agency provided for herein or therein shall have theretofore been terminated.
          (d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by either Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether either Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Except as set forth in paragraph (c) below, neither any Loan Document (other than any Issuing Bank Agreement or any letter of credit application referred to in

Section 2.06(a) or (b)) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent, or in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan or the required date of reimbursement of any LC Disbursement, or any date for the payment of interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (it being understood that the extension of the date set forth in the last sentence of Section 4.01(c) shall not be viewed as a postponement of the scheduled date of expiration of Commitments), or waive, amend or modify Section 7.01(a), without the written consent of each Lender affected thereby, (iv) extend the date set forth in the last sentence of Section 4.01(c) without the written consent of Lenders having Revolving Credit Exposures and unused Commitments representing more than 66-2/3% of the sum of the total Revolving Credit Exposures and unused Commitments at such time, (v) change Section 2.18 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (vi) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release the Company or any Loan Party from its Guarantee under any Guarantee Agreement (except as expressly provided in Section 9.14), or limit its liability in respect of such Guarantee, without the written consent of each Lender or (viii) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently from those holding Loans of another Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of the affected Class; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of either Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of such Agent, such Issuing Bank or the Swingline Lender, as the case may be. Any amendment, modification or waiver or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders under one Tranche (but not the Lenders under the other Tranches) may be effected by an agreement or agreements in writing entered into by the Company, the Borrowers and the requisite percentage in interest of Lenders under the affected Tranche that would be required to consent thereto under this Section if such Tranche of Lenders were the only Tranche of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) and the Lenders that will remain parties hereto after giving effect to such amendment if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (iii) after giving effect to such amendment and all contemporaneous repayments of Loans and reductions of Commitments, the sum of the total Revolving Credit Exposures under each Tranche shall not exceed the total Commitments under such Tranche. Notwithstanding any other provision of any Loan Document, no consent shall be required to be obtained in connection with any waiver, amendment or other modification of any Loan Document from any Lender that has no Commitment and whose Revolving Credit Exposure is zero. Any amendment or modification effected in accordance with this paragraph will be binding on each Borrowing Subsidiary whether or not such Borrowing Subsidiary shall have consented thereto.
          (c) Notwithstanding anything in paragraph (b) of this Section to the contrary, this Agreement and the other Loan Documents may be amended at any time and from time to time to add a currency or pricing option under any Tranche or to establish one or more additional Tranches of revolving credit commitments to be made available to one or more Borrowers by an agreement in writing entered into by the Company, such Borrower or Borrowers, the Administrative Agent and each person (including any Lender) that shall agree to provide such currency, pricing option or commitment (but without the consent of any other Lender), and each such person that shall not already be a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had originally been a Lender under this Agreement with the commitment set forth in such agreement; provided, that: (i) the aggregate outstanding principal amount of the new commitments of all such Tranches established pursuant to this paragraph shall, when taken together with the net amount (if positive) of Commitment Increases over Commitment Decreases under (and as defined in) Section 2.09(d), at no time, without the consent of the Required Lenders, exceed US$250,000,000 and (ii) the terms applicable to any additional revolving credit commitments of a Tranche and the Loans and Letters of Credit thereunder shall be the same as those applicable to the existing Commitments of such Tranche and the Loans and Letters of Credit thereunder (after giving effect to any amendment in connection with the establishment of such additional revolving credit commitments). Any such agreement establishing a new Tranche shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of each Tranche established thereby (including the amount and final maturity thereof (which shall not be earlier than the Maturity Date), the interest to accrue and be payable thereon and any fees to be payable in respect thereof) and to effect such other changes (including changes to the provisions of this Section, Section 2.18 and the definition of “Required Lenders”) as the Company and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such Tranche; provided, that no such agreement shall: (i) effect any change described in any of clauses (i), (ii), (iii) or (vi) of paragraph (b) of this Section without the consent of each person required to consent to such change under such clause (it being agreed, however, that any establishment of any Tranche of revolving credit commitments will not, of itself, be deemed to effect any of the changes described in clauses (iv) through (vi) of such paragraph (b) and that modifications to Section 2.18 or the definition of “Required Lenders” or other provisions relating to voting provisions to provide the Lenders under such Tranche with the benefit of such provisions will not, by themselves, be deemed to effect any of the changes described in clauses (iv) and (v) of such paragraph (b)) or (ii) amend Article V, VI or VII to establish any affirmative or negative covenant, Event of Default or remedy that by its terms benefits one or more Tranches, but not all Tranches, of Loans or Borrowings, or provide for any guarantee or security that benefits one or more Tranches, but not all Tranches, of Loans or Borrowings, without the prior written consent of Lenders holding a majority in interest of the Loans and Commitments of each Tranche not so benefited. The loans, commitments and borrowings of any Tranche established pursuant to this paragraph shall constitute Loans, Commitments and Borrowings under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees created by the Guarantee Agreement. The Company and the Borrowers shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Guarantee Requirement continues to be satisfied after the establishment of any such Tranche of new commitments.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company and the Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agents, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Agents, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Company and the Borrowers shall indemnify the Agents, the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the

Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Company or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.
          (c) To the extent that the Company and the Borrowers fail to pay any amount required to be paid by them to either Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures and unused Commitments at the time.
          (d) To the extent permitted by applicable law, the Company and the Borrowers shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.
          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither the Company nor the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any of them without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
     (B) the Administrative Agent; and
     (C) each Issuing Bank.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$10,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Company, the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company and the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company and the Borrowers, to comply with Section 2.17(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.18(b) and (c), 9.03, 9.08 and 9.10 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness; Issuing Banks. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents or the Issuing Banks constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. Each financial institution that shall be party to an Issuing Bank Agreement executed by the Company and the Administrative Agent shall be a party to and an Issuing Bank under this Agreement, and shall have all the rights and duties of an Issuing Bank hereunder and under its Issuing Bank Agreement. Each Lender hereby authorizes the Administrative Agent to enter into Issuing Bank Agreements.
          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company or any Borrower against any of and all the obligations of the Company and the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Each of the Company and the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that either Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Company or any Borrower or the properties of any of them in the courts of any jurisdiction.
          (c) Each of the Company and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          (e) To the extent that any Borrowing Subsidiary has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Borrowing Subsidiary hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its Obligations under its Borrowing Subsidiary Agreement and this Agreement.
          (f) Each Borrowing Subsidiary hereby agrees that the waivers set forth in this Section shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to either Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company or any Borrower. For the purposes of this Section, “Information” means all information received from the Company and the Borrowers relating to the Company, the Borrowers or their business, other than any such information that is available to either Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company or a Borrower; provided that, in the case of information received from the Company or a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.14. Release of Guarantees. In the event of a disposition of all the Capital Stock in a Loan Party to a Person other than the Company or a Subsidiary in a transaction not prohibited by any covenant contained in this Agreement, the Administrative Agent is hereby directed and authorized to take such action and to execute such documents as the Company may reasonably request, at the Company’s sole expense, to evidence or effect the release of any Guarantee by such Loan Party under any Guarantee Agreement.
          SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
          (b) The obligations of the Company and each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company or such Borrower, as applicable, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Company and the Borrowers contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
          SECTION 9.16. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXPEDIA, INC., a Delaware corporation,
by
Name:
Title:

EXPEDIA, INC., a Washington corporation,
by
Name:
Title:

TRAVELSCAPE, INC.,
by
Name:
Title:

HOTELS.COM,
by
Name:
Title:

HOTWIRE, INC.,
by
Name:
Title:

SIGNATURE PAGE TO
THE EXPEDIA, INC.
CREDIT AGREEMENT

LENDER: ,
by
Name:
Title:

EXHIBIT A-1
[FORM OF]
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Five-Year Credit Agreement dated as of July 8, 2005, among Expedia, Inc., and Delaware corporation, Expedia, Inc., a Washington corporation, Travelscape, Inc., a Nevada corporation, Hotels.com, a Delaware corporation, Hotwire, Inc., a Delaware corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N. A., as Administrative Agent and J.P. Morgan Europe Limited, as London Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any Letters of Credit or Swingline Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
     1. Assignor (the “Assignor”):
     2. Assignee (the “Assignee”):
Assignee is an Affiliate of: [Name of Lender]

2
     3. Borrowers:
     4. Administrative Agent:
     5. Assigned Interest:

	Aggregate Amount		Percentage
	of	Amount of	Assigned of
	Commitment/Loans of	Commitment/Loans	Commitment/
	all Lenders	Assigned	Loans[1]
US Tranche Commitment	$	$	%
US Tranche Revolving Loans	$	$	%
European Tranche Commitment	$	$	%
European Tranche Revolving Loans	$	$	%
     Effective Date:                      ___, 200[ ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[1]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3
          The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,
by
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,
by
Name:
Title:

4

Consented to and Accepted: JPMORGAN CHASE BANK, N.A. as Administrative Agent,
by
Name:
Title:

Consented to: [ ], as Issuing Bank,
by
Name:
Title:

5

[EXPEDIA, INC.,
by
Name:
Title:][2]

[2]	No consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or, if an Event of Default has occurred and is continuing, any other assignee.

Annex 1
FIVE-YEAR CREDIT AGREEMENT1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Company, the Borrowers, or any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Company, the Borrowers, or any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation

[1]	Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of July 8, 2005, among Expedia, Inc., a Delaware corporation, Expedia, Inc., a Washington corporation, Travelscape, Inc., a Nevada corporation, Hotels.com, a Delaware corporation, Hotwire, Inc., a Delaware corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and J.P. Morgan Europe Limited, as London Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

2
required to be delivered by it pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Applicable Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT A-2
[FORM OF]
ISSUING BANK AGREEMENT
     ISSUING BANK AGREEMENT dated as of [     ], among EXPEDIA, INC., a Delaware corporation (the “Company”), [     ], as issuing bank (in such capacity, the “Issuing Bank”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders under the Credit Agreement dated as of July 8, 2005 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto, the Administrative Agent and J.P. Morgan Europe Limited, as London Agent.
          This Agreement constitutes an Issuing Bank Agreement under and as defined in the Credit Agreement. Each capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.
          SECTION 1. Letter of Credit Commitment. The Issuing Bank hereby agrees to be an “Issuing Bank” under the Credit Agreement, and to issue Letters of Credit under the Credit Agreement in an aggregate amount not to at any time exceed the Issuing Bank’s Issuing Bank Commitment set forth in Schedule I hereto, subject to the terms and conditions hereof and of the Credit Agreement; provided, however, that Letters of Credit issued by the Issuing Bank hereunder shall be subject to the limitations set forth on Schedule I hereto and in the Credit Agreement.
          SECTION 2. Issuance Procedure. In order to request the issuance of a Letter of Credit by the Issuing Bank (except in respect of a deemed issuance in accordance with the last sentence of Section 2.06(a) of the Credit Agreement), the applicable Borrower shall hand deliver or telecopy (or transmit via electronic means, if arrangements for doing so have been approved by the Issuing Bank) a notice (in a form reasonably acceptable to the Issuing Bank and specifying the information required by Section 2.06(b) of the Credit Agreement) to the Issuing Bank, at its address or telecopy number specified on Schedule I hereto (or such other address or telecopy number as the Issuing Bank may specify by notice to the Company), reasonably in advance of the proposed date of issuance of such Letter of Credit. A copy of such notice shall be sent, concurrently, by the applicable Borrower to the Administrative Agent in the manner specified under Section 2.06(b) of the Credit Agreement.
          SECTION 3. Issuing Bank Fees, Interest and Payments. The fronting fees and standard fees with respect to the issuance, amendment, renewal, transfer or extension of any letter of credit or processing of drawings thereunder (“Issuing Bank Fees”) referred to in Section 2.12(b) of the Credit Agreement, which are payable to the Issuing Bank in respect of Letters of Credit issued hereunder, are specified on Schedule I hereto (it being understood that such fees shall be in addition to the Issuing Bank’s

2
customary documentary and processing charges in connection with the issuance, amendment or transfer of any Letter of Credit issued hereunder which are not included in Issuing Bank Fees). Each payment of Issuing Bank Fees payable hereunder shall be made not later than [          ], New York City time, on the date when due, in immediately available funds, to the account of the Issuing Bank specified on Schedule I hereto (or to such other account of the Issuing Bank as it may specify by notice to the applicable Borrower).
          SECTION 4. Credit Agreement Terms. Notwithstanding any provision hereof which may be construed to the contrary, it is expressly understood and agreed that (a) this Agreement is supplemental to the Credit Agreement and is intended to constitute an Issuing Bank Agreement, as defined therein (and, as such, constitutes an integral part of the Credit Agreement as though the terms of this Agreement were set forth in such Credit Agreement), (b) each Letter of Credit issued hereunder shall constitute a “Letter of Credit”, and each LC Disbursement made under any such Letter of Credit shall constitute a “LC Disbursement”, for all purposes of the Credit Agreement, (c) the Issuing Bank’s commitment to issue Letters of Credit hereunder, and each and every Letter of Credit requested or issued hereunder, shall in each case be subject to the terms and conditions and entitled to the benefits of the Credit Agreement and (d) the terms and conditions of the Credit Agreement are hereby incorporated herein as though set forth herein in full and shall supersede any contrary provisions hereof.
          SECTION 5. Notices. All communications and notices hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by electronic communication or facsimile transmission as provided in Section 9.01 of the Credit Agreement.
          SECTION 6. Binding Agreement; Assignments. (a) This Agreement and the terms, covenants and conditions hereof shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Company and the Issuing Bank shall not be permitted to assign this Agreement or any interest herein without the prior written consent of the other parties to this Agreement other than as set forth in paragraph (b).
          (b) The Issuing Bank may not assign its commitment to issue Letters of Credit hereunder without the consent of the Company and prior notice to the Administrative Agent. In the event of an assignment by the Person acting as Issuing Bank hereunder of all its interests, rights and obligations in its capacity as a Lender under the Credit Agreement, then the Issuing Bank’s commitment to issue Letters of Credit hereunder in respect of the Credit Agreement shall terminate unless the Issuing Bank, the Company and the Administrative Agent otherwise agree.
          SECTION 7. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

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          SECTION 8. Survival of Agreement. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments prepared or delivered in connection with this Agreement shall be considered to have been relied upon by the Issuing Bank and shall survive the issuance by the Issuing Bank of the Letters of Credit and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any of the other Loan Documents or any Letter of Credit is outstanding and unpaid and so long as the Commitments have not been terminated.
          SECTION 9. Severability. Any provision of this Agreement or the Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
          SECTION 11. Interpretation. To the extent that the terms and conditions of this Agreement conflict with the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

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          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

EXPEDIA, INC.,
by
Name:
Title:

[ ], as Issuing Bank,
by
Name:
Title:

Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent,
by
Name:
Title:

Schedule I to the
Issuing Bank Agreement

Issuing Bank:	[ ], as an Issuing Bank under the Credit Agreement

Issuing Bank Commitment:	$[ ]

Issuing Bank’s Address and Telecopy Number for Notice:	[ ]

[ ] [ ] Fax: [ ]

Issuing Bank Fees:	The fronting fee set forth in Section 2.12(b) of the Credit Agreement, which fee shall be equal to [ ].

Issuing Bank’s Account for Payment of Issuing Bank Fees:	[ ]

In addition, the following fees shall be payable under the terms of Section 2.12(b) of the Credit Agreement.

Opening Fee	$[ ]

Amendment Fee	$[ ]

Drawing Fee	$[ ]

Other fees specific to the Issuing Bank	$[ ]

EXHIBIT B-l
[FORM OF]
     BORROWING SUBSIDIARY AGREEMENT dated as of [          ], among EXPEDIA, INC., a Delaware corporation (the “Company”), [Name of Borrowing Subsidiary], a [          ] corporation (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).
          Reference is made to the Credit Agreement dated as of July 8, 2005 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Expedia, Inc., a Delaware corporation, Expedia, Inc., a Washington corporation, Travelscape, Inc., a Nevada corporation, Hotels.com, a Delaware corporation, Hotwire, Inc., a Delaware corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J. P. Morgan Europe Limited, as London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
          Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the Borrowing Subsidiaries. The Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary under the Credit Agreement. The Company and the New Borrowing Subsidiary represent that the New Borrowing Subsidiary is a Subsidiary organized under the laws of [               ]. The Company represents that the representations and warranties of the Company and the Borrowers in the Credit Agreement are true and correct in all material respects on and as of the date hereof after giving effect to this Agreement. The Company agrees that the Guarantees of the Company and the Subsidiaries contained in the Guarantee Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Borrowing Subsidiary” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.
          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

EXPEDIA, INC.,
By
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY],
By
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
By
Name:
Title:

EXHIBIT B-2
[FORM OF]
BORROWING SUBSIDIARY TERMINATION
JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below
c/o JPMorgan Chase Bank, N.A.,
as Administrative Agent
270 Park Avenue
New York, NY 10017
[Date]
Ladies and Gentlemen:
          The undersigned, Expedia, Inc. (the “Company”), refers to the Credit Agreement dated as of July 8, 2005 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Expedia, Inc., a Delaware corporation, Expedia, Inc., a Washington corporation, Travelscape, Inc., a Nevada corporation, Hotels.com, a Delaware corporation, Hotwire, Inc., a Delaware corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and J. P. Morgan Europe Limited, as London Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
          The Company hereby terminates the status of [          ] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. The Company represents and warrants that no Loans made to, or Letters of Credit issued for the account of, the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees or in respect of Letters of Credit (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.

Very truly yours, EXPEDIA, INC.,
by
Name:
Title:

EXHIBIT C
[FORM OF]
     GUARANTEE AGREEMENT dated as of [•], 2005 among EXPEDIA, INC., a Delaware corporation (the “Company”), EXPEDIA, INC., a Washington corporation, TRAVELSCAPE, INC., a Nevada corporation, HOTELS.COM, a Delaware corporation, and HOTWIRE, INC., a Delaware corporation (the “Initial Borrowing Subsidiaries” and, together with the other Borrowing Subsidiaries from time to time party to the Credit Agreement, the “Borrowers”), each subsidiary of the Company listed on Schedule I hereto (each such subsidiary individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”), on behalf of the Lenders under the Credit Agreement referred to below.
          Reference is made to the Credit Agreement dated as of July 8, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent and J.P. Morgan Europe Limited, as London Agent. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each of the Guarantors is an affiliate of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:
          SECTION 1. Definitions. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.
          (b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.
          (c) As used in this Agreement, the following terms have the meanings specified below:
          “Guarantors” means the Company and the Subsidiary Guarantors.
          “Obligations” means the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of

2
reimbursement of LC Disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under the Credit Agreement and the other Loan Documents.
          “Subsidiary Guarantors” means (a) the Subsidiaries identified on Schedule I hereto and (b) each other Subsidiary that becomes a party to this Agreement as a Guarantor after the Effective Date.
          SECTION 2. Guarantee. (a) Each Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the payment when and as due of all the Obligations.
          (b) Each of the Guarantors further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Without prejudice to the Borrowers’ rights to receive demands for payment in accordance with the terms of the Credit Agreement and to the fullest extent permitted by law, each of the Guarantors waives presentment to, demand of payment from and protest to any Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.
          SECTION 3. Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of any Borrower or any other Person.
          SECTION 4. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 20, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of any Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other

3
agreement, including with respect to any other Guarantor under this Agreement; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (v) any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations guaranteed hereunder by such Guarantor) or which would impair or limit the right of any Guarantor to subrogation.
          (b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrowers or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers or any other Loan Party, other than the payment in full in cash of all the Obligations guaranteed hereunder by such Guarantor. The Agents and the Lenders may, at their election, compromise or adjust any part of the Obligations, make any other accommodation with any of the Borrowers or any Other Loan Party or exercise any other right or remedy available to them against any of the Borrowers or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations guaranteed hereunder by such Guarantor have been fully paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any of the Borrowers or any other Loan Party, as the case may be.
          SECTION 5. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation guaranteed hereunder by such Guarantor is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise.
          SECTION 6. Agreement To Pay; Indemnity; Subrogation; Contribution. In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against any Guarantor by virtue hereof, upon the failure of any of the Borrowers or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor that guarantees such Obligation hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the Applicable Agent or Lender in cash the amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. Each Guarantor further agrees that if payment in respect of any Obligation guaranteed hereunder by such Guarantor shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, such Guarantor shall make payment of such Obligation in US

4
Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment. Upon payment by any Guarantor of any sums as provided in this Section 6, all rights of such Guarantor against any of the Borrowers or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full in cash of all the Obligations owed by such Borrower or Guarantor to the Agents and Lenders.
          Subject to the subordination provisions contained in the preceding paragraph of this Section 6, (i) each of the Borrowers agrees to indemnify any Guarantor making any payment in respect of any Obligations of such Borrower as required under this Section 6 for the full amount of such payment and, until such indemnification obligation shall have been satisfied, such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (ii) each Guarantor (a “Contributing Guarantor”) agrees that, in the event a payment shall be made by any other Guarantor under this Agreement, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrowers as provided for in clause (i), the Contributing Guarantor shall, to the extent the Claiming Guarantor shall not have been so indemnified by the Borrowers, indemnify the Claiming Guarantor in an amount equal to the amount of such payment, multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 21, the date of the Supplement hereto executed and delivered by such Guarantor) and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 21, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6 shall be subrogated to the rights of such Claiming Guarantor under clause (i) to the extent of such payment.
          SECTION 7. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each of the Borrowers’ and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agents or any Lender will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
          SECTION 8. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Company as provided in Section 9.01 of the Credit Agreement.

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          SECTION 9. Survival of Agreement. All covenants, agreements, representations and warranties made by the Guarantors herein and in any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and so long as the Commitments have not expired or terminated.
          SECTION 10. Binding Effect; Several Agreement. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the Lenders and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
          SECTION 11. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.
          SECTION 12. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.
          (b) Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 9.03 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all actual out-of-pocket losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement in relation to such Guarantor or

6
any claim, litigation, investigation or proceeding relating to the foregoing agreement, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by any of the Borrowers or any other Loan Party); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties.
          (c) Any such amounts payable as provided hereunder shall be additional Obligations. The provisions of this Section 12 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent or Lender. All amounts due under this Section 12 shall be payable promptly after written demand therefor.
          SECTION 13. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          SECTION 14. Waivers; Amendment. (a) No failure or delay by any Agent or Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 14, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into between the Administrative Agent and the Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.
          SECTION 15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON

7
CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 16. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 17. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 18. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 19. Jurisdiction; Consent to Service of Process. (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

8
          (b) Each of the Guarantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 19. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 20. Termination or Release. (a) Subject to the reinstatement provisions of Section 5, the guarantee of a Guarantor hereunder shall be automatically terminated when all Obligations have been paid in full and the Lenders have no further commitment under the Credit Agreement to lend to any Borrower. Subject to the reinstatement provisions of Section 5, this Agreement shall terminate when all the Obligations have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement.
          (b) A Subsidiary Guarantor shall automatically be released from its obligations hereunder upon the consummation of a disposition of all the Capital Stock of such Subsidiary Guarantor to a Person other than the Company or a Subsidiary in a transaction not prohibited by any covenant contained in the Credit Agreement.
          (c) In connection with any termination or release pursuant to paragraphs (a) or (b), the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 20 shall be without recourse to or warranty by the Administrative Agent.
          SECTION 21. Additional Subsidiaries. Pursuant to Section 5.08 of the Credit Agreement, certain additional Subsidiaries may be required to enter into this Agreement as Guarantors upon becoming Subsidiaries. Upon execution and delivery by the Administrative Agent and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.
          SECTION 22. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and

9
other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 22 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

10
          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXPEDIA, INC., as Guarantor,
by
Name:
Title:

EXPEDIA, INC., as Borrower and as Guarantor,
by
Name:
Title:

TRAVELSCAPE, INC., as Borrower and as Guarantor,
by
Name:
Title:

HOTELS.COM, as Borrower and as Guarantor,
by
Name:
Title:

HOTWIRE, INC., as Borrower and as Guarantor,
by
Name:
Title:

11

[OTHER SUBSIDIARY GUARANTORS], as Guarantor,
by
Name:
Title:

12

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
by
Name:
Title:

Schedule I to
the Guarantee Agreement
SUBSIDIARY GUARANTORS
Expedia, Inc.
Travelscape, Inc.
Hotels.com
Hotwire, Inc.
[others]

Exhibit I to the
Guarantee Agreement
     SUPPLEMENT NO. ___ dated as of [               ], to the Guarantee Agreement dated as of [•], 2005, among EXPEDIA, INC., a Delaware corporation (the “Company”), EXPEDIA, INC., a Washington corporation, TRAVELSCAPE, INC., a Nevada corporation, HOTELS.COM, a Delaware corporation and HOTWIRE, INC., a Delaware corporation (the “Initial Borrowing Subsidiaries” and, together with the other Borrowing Subsidiaries from time to time party to the Credit Agreement, the “Borrowers”), each subsidiary of the Company listed on Schedule I thereto (each such subsidiary individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).
          A. Reference is made to the Credit Agreement dated as of July 8, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent and J.P. Morgan Europe Limited, as London Agent.
          B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee Agreement referred to therein.
          C. The Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to make Loans upon the terms and subject to the conditions set forth in the Credit Agreement. Section 21 of the Guarantee Agreement provides that additional Subsidiaries of the Company may become Guarantors under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.
          Accordingly, the Administrative Agent and the New Subsidiary agree as follows:
          SECTION 1. In accordance with Section 21 of the Guarantee Agreement, the New Subsidiary by its signature below becomes a Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Guarantee Agreement shall be deemed to include the New Subsidiary, and each reference to a “Subsidiary Guarantor” in the Guarantee Agreement shall be

2

deemed to include the New Subsidiary. The Guarantee Agreement is hereby incorporated herein by reference.
          SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The New Subsidiary agrees to deliver to the Administrative Agent such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the New Subsidiary, and the authorization by it of the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent.
          SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
          SECTION 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain, in full force and effect.
          SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8 of the Guarantee Agreement. All communications and notices hereunder to the New Subsidiary shall be given to it at the address set forth under its signature below.

3

          SECTION 8. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and out-of-pocket disbursements of counsel for the Administrative Agent.

4

          IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],
by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
by
Name:
Title:

EXHIBIT D-1
                    , 2005

To	The Lenders and the Agents referred to below c/o JPMorgan Chase Bank, N.A., as Administrative Agent
Ladies and Gentlemen:
          We have acted as special counsel to Expedia, Inc., a Delaware corporation (the “Company”), Expedia, Inc., a Washington corporation (“Expedia”), Travelscape, Inc., a Nevada corporation (“Travelscape”), Hotels.com, a Delaware corporation (“Hotels”), and Hotwire, Inc. a Delaware corporation (“Hotwire” and together with Expedia, Travelscape, and Hotels, the “Borrowing Subsidiaries”), as well as the Subsidiary Guarantors listed on Schedule I hereto (collectively, the “Opinion Parties”), in connection with the preparation, execution and delivery of (i) the Credit Agreement dated as of July     , 2005 (the “Credit Agreement”) among the Company, the Borrowing Subsidiaries, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. (“JPMCB”) as Administrative Agent, Bank of America, N.A. as Syndication Agent, Wachovia Bank, National Association and Royal Bank of Scotland PLC as Co-Documentation Agents, and J.P. Morgan Europe Limited, as London Agent and (ii) the Guarantee Agreement dated as of July     , 2005, among the Company, the Borrowing Subsidiaries, the Subsidiary Guarantors, and JPMCB, as Administrative Agent (the “Guarantee” and, together with the Credit Agreement, the “Subject Documents”). Unless Otherwise indicated, capitalized terms used and not defined in this opinion are used herein as defined in the Credit Agreement. This opinion is being rendered to you at the request of the Opinion Parties and pursuant to Section 4.01(c)(ii) of the Credit Agreement.
          We have participated in the preparation of the Credit Agreement and the Guarantee executed by the Opinion Parties and we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records,

                    , 2005

certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to questions of fact material to this opinion, we have, with your consent, relied upon, without independent verification, the statements, certificates and representations of officers and other representatives of the Opinion Parties. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.
          We have also assumed the valid authorization, execution and delivery of each of the Subject Documents by each party thereto, and we have assumed that (i) each such party has been duly organized and is validly existing and in good standing under its jurisdiction of organization, (ii) each such party has the legal capacity, power and authority to perform its obligations thereunder, and (iii) except as expressly opined to below, each Subject Document constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms.
          We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America, in each case as in effect on the date hereof (the “Subject Laws”).
          Based upon the foregoing, and subject to the comments and qualifications set forth below, it is our opinion that:
1.	Each of the Subject Documents constitutes the legal, valid and binding obligation of each Opinion Party party thereto, enforceable against each such Opinion Party in accordance with its terms.

2.	Assuming the proceeds of the Loans are used solely for the purposes set forth in the Credit Agreement, the execution, delivery and performance of the Subject Documents by the Opinion Parties party thereto, the borrowings by the Borrower or any Borrowing Subsidiary under the Credit Agreement will not violate (i) applicable New York law or (ii) the Federal laws of the United States (including Regulation U or X of the Board of Governors of the Federal Reserve System of the United States).

3.	No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority under the Subject Laws is required to be obtained or made by or on behalf of any Opinion Party on or prior to the date hereof in connection with the execution, delivery or performance of the Subject Documents, except for such consents, approvals, authorizations or other action as have been obtained or made.

                    , 2005

4.	Neither the Company nor any of the Borrowing Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940.
          The opinions expressed above are subject to the following qualifications and comments:
(a)	The Subject Documents are subject to the effect of (i) bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws relating to or affecting the rights of creditors generally and (ii) the application of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). We express no opinion as to the applicability of Section 548 of the Bankruptcy Code or Article 10 of the New York Debtor and Creditor Law relating to fraudulent transfers to any obligations under any of the Subject Documents.

(b)	We wish to point out that the obligations of the Opinion Parties, and the rights and remedies of the Lenders, under the Subject Documents may be subject to possible limitations upon the exercise of remedial or procedural provisions contained in the Subject Documents, provided that such limitations do not, in our opinion (but subject to the other comments and qualifications set forth in this opinion letter), make the remedies and procedures (taken as a whole) that will be afforded to the Lenders inadequate for the practical realization of the substantive benefits purported to be provided to the Lenders by the Subject Documents.

(c)	Our opinions in paragraphs 2 and 3 above as to compliance with certain statutes, rules and regulations are based upon a review of those statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Subject Documents.

(d)	Except as expressly covered in this opinion, we are not expressing any opinion as to the effect of compliance by any Opinion Party with any state or federal laws or regulations applicable to the transactions contemplated by the Subject Documents because of the nature of any of its businesses.

(e)	We express no opinion with respect to: (i) the enforceability of provisions in the Subject Documents relating to delay or omission of enforcement of rights or remedies, waivers of defenses, waivers of notices, or waivers of benefits of usury, appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation or other non-waivable benefits bestowed by operation of law; (ii) the lawfulness or enforceability of exculpation clauses, clauses relating to releases of unmatured claims, clauses purporting to waive unmatured rights, severability clauses, and clauses similar in substance or nature to those expressed in the foregoing clause (i) and this clause (ii), insofar as any of the foregoing are contained in the

                    , 2005

Subject Documents; or (iii) the enforceability of the indemnification or contribution provisions set forth in the Subject Documents to the extent they purport to relate to liabilities resulting from or based upon a party’s own negligence, recklessness or intentional misfeasance or any violation of federal or state securities or blue sky laws.

(f)	The provisions of the Subject Documents that permit the Lenders to take action or make determinations, or to benefit from indemnities and similar undertakings of any of the Opinion Parties, may be subject to a requirement that such action or inaction by the Opinion Parties that may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

(g)	We express no opinion as to (i) whether a federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Subject Documents, (ii) provisions of the Subject Documents that relate to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Subject Documents, or the transactions contemplated thereby, (iii) any waiver of inconvenient forum set forth in the Subject Documents with respect to proceedings in the United States District Court for the Southern District of New York, or (iv) the waiver of jury trial set forth in the Subject Documents.

(h)	We express no opinion as to the effect of the laws of any jurisdiction (other than the laws of the State of New York) wherein any Lender may be located which limit rates of interest that may be charged or collected by such Lender.
          This opinion is being furnished only to you and is solely for the benefit of the addressees and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose without our prior written consent, except that any Person that becomes a Lender pursuant to the Subject Documents may rely on this opinion as if it were addressed to such Person and delivered on the date hereof.
Very truly yours,
WACHTELL, LIPTON, ROSEN & KATZ
[_____]:emr

Schedule I
Subsidiary Guarantors

EXHIBIT D-2
[Expedia LOGO]
EXPEDIA, INC.
3150 139TH AVE SE
BELLEVUE, WASHINGTON 98005

Keenan M. Conder, Esq.	TELEPHONE: (425) 679-7854
Senior Vice President, General Counsel and Secretary	FAX: (425) 564-7251
kconder@expedia.com
                    , 2005

To	The Lenders and the Agents referred to below c/o JPMorgan Chase Bank, as Administrative Agent
Ladies and Gentlemen:
          I am General Counsel of Expedia, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company, Expedia, Inc., a Washington corporation (“Expedia”), Travelscape, Inc., a Nevada corporation (“Travelscape”), Hotels.com, a Delaware corporation (“Hotels”), and Hotwire, Inc., a Delaware corporation (“Hotwire” and together with Expedia, Travelscape, and Hotels, the “Borrowing Subsidiaries”), as well as the Subsidiary Guarantors listed on Schedule I hereto (collectively, the “Opinion Parties”) in connection with the preparation, execution and delivery of the (i) the Credit Agreement dated as of July ____, 2005 (the “Credit Agreement”) among the Company, the Borrowing Subsidiaries, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. (“JPMCB”) as Administrative Agent, Bank of America, N.A. as Syndication Agent, Wachovia Bank, National Association and Royal Bank of Scotland PLC as Co Documentation Agents, and J.P. Morgan Europe Limited, as London Agent, and (ii) the Guarantee Agreement dated as of July _____, 2005, among the Company, the Borrowing Subsidiaries, the Subsidiary Guarantors, and JPMCB, as Administrative Agent (the “Guarantee” and, together with the Credit Agreement, the “Subject Documents”). Unless otherwise indicated, capitalized terms used and not defined in this opinion are used herein as defined in the Credit Agreement. This opinion is being rendered to you at the request of the Opinion Parties and pursuant to Section 4.01(c)(ii) of the Credit Agreement.
          For the purposes of this opinion, I have reviewed the following documents:
(a)	the Credit Agreement;

(b)	the Guarantee; and

(c)	such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

                    , 2005

          I have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of the opinions expressed below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as copies and the legal capacity of all individuals executing such documents. As to questions of fact material to this opinion which I did not independently establish or verify, I have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of the Opinion Parties. In addition, I have obtained and relied upon such certificates and assurances from public officials as I have deemed necessary.
          I am a member of the Bar of the State of Texas, and I have not considered, and I express no opinion as to, the laws of any jurisdiction other than the laws of the State of Texas and the laws of the United States of America, in each case as in effect on the date hereof (the “Subject Laws”). I call your attention to the fact that the Subject Documents are governed by the laws of the State of New York and therefore I assume for purposes of my opinion that the laws of the State of Texas and the laws of the State of New York are the same in all applicable respects.
          Based upon the foregoing, and subject to the comments and qualifications set forth below, it is my opinion that:
1.	The execution, delivery and performance of each of the Subject Documents by the Opinion Parties party thereto, the borrowings by the Borrower or any Borrowing Subsidiary under the Credit Agreement will not (a) materially be in conflict with, contravene, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any provisions of any order binding upon any Opinion Party of any Governmental Authority or any material agreement, note, deed of trust, license, franchise, permit, agreement, contract, indenture, mortgage, lease or other instrument set forth in the Form S-4 as called for by Item 601(b)(10) of Regulation S-K and to which any Opinion Party is a party or by which it or any of its property is or may be bound or (b) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any of the Opinion Parties pursuant to any such material agreement.

2.	To the best of my knowledge, there is no action, litigation, proceeding, or governmental investigation pending or threatened by or against any Opinion Party or against any of its properties or revenues which (i) questions the validity of any Subject Document or any action taken or to be taken pursuant to any Subject Document, except as may be set forth in Schedule 3.06 to the Credit Agreement or (ii) which could reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, except as may be set forth in Schedule 3.06 to the Credit Agreement.

                    , 2005

          The opinions expressed herein are limited to the matters expressly stated herein, and no other opinions may be implied or inferred. The opinions expressed herein are as of the date hereof, and I disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to my attention.
          This opinion is being furnished only to you and is solely for the benefit of the addressees and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose without my prior written consent, except that any Person that becomes a Lender pursuant to the Subject Documents may rely on this opinion as if it were addressed to such Person and delivered on the date hereof.
Very truly yours,

Schedule I
Subsidiary Guarantors

EXHIBIT D-3
July     , 2005

To	The Lenders and the Agents referred to below c/o JPMorgan Chase Bank, as Administrative Agent
Ladies and Gentlemen:
          We have acted as special counsel to [                    ] (the “Opinion Parties”), in connection with the preparation, execution and delivery of (i) the Credit Agreement dated as of July ___, 2005 (the “Credit Agreement”) among Expedia, Inc., a Delaware corporation, the Borrowing Subsidiaries, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. (“JPMCB”) as Administrative Agent, Bank of America, N.A. as Syndication Agent, Wachovia Bank, National Association and Royal Bank of Scotland PLC as Co-Documentation Agents, and J.P. Morgan Europe Limited, as London Agent and (ii) the Guarantee Agreement dated as of July ___, 2005, among Expedia, Inc., a Delaware corporation, the Borrowing Subsidiaries, the Subsidiary Guarantors, and JPMCB, as Administrative Agent (the “Guarantee” and, together with the Credit Agreement, the “Subject Documents”). Unless otherwise indicated, capitalized terms used and not defined in this opinion are used herein as defined in the Credit Agreement. This opinion is being rendered to you at the request of the Opinion Parties and pursuant to Section 4.01(c)(ii) of the Credit Agreement.
          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of the opinions expressed below, In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to questions of fact material to this opinion, we have, with your consent, relied upon, without independent verification, the statements, certificates and representations of officers and other representatives of the Opinion Parties. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

July __, 2005

          We have also assumed the valid authorization, execution and delivery of each of the Subject Documents by each party thereto other than the Opinion Parties, and we have assumed that (i) each such other party has been duly organized and is validly existing and in good standing under its jurisdiction of organization, (ii) each such other party has the legal capacity, power and authority to perform its obligations thereunder, and (iii) except as expressly opined to below, each Subject Document constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.
          We are members of the Bar of the State of [                    ], and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of [                    ] as in effect on the date hereof (the “Subject Laws”).
          Based upon the foregoing, and subject to the comments and qualifications set forth below, it is our opinion that:
1.	Each Opinion Party (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite organizational power and authority to carry on its business as now conducted and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, and (c) has the organizational power and authority to execute, deliver and perform its obligations under each Subject Document to which it is a party.

2.	The execution, delivery and performance of each of the Subject Documents by the Opinion Parties party thereto, the borrowings by the Borrower or any Borrowing Subsidiary under the Credit Agreement (a) have been duly authorized by all requisite organizational action of each Opinion Party and (b) will not violate any provision of the certificate of incorporation, by-laws or other organizational documents of any Opinion Party.

3.	Each of the Subject Documents has been duly executed and delivered by each of the Opinion Parties which is a party thereto.
          This opinion is being furnished only to you and is solely for the benefit of the addressees and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose without our prior written consent, except that any Person that becomes a Lender pursuant to the Subject Documents may rely on this opinion as if it were addressed to such Person and delivered on the date hereof.
Very truly yours,

Schedule I
Subsidiary Guarantors

Schedule 2.01
Commitments

Investor	European Tranche	US Tranche	Total Allocation
JPMorgan Chase Bank, N.A.	$40,000,000	$92,500,000	$132,500,000
Bank of America, N.A.	$40,000,000	$92,500,000	$132,500,000
Wachovia Bank, N.A.	$25,000,000	$75,000,000	$100,000,000
The Royal Bank of Scotland plc	$25,000,000	$75,000,000	$100,000,000
HSBC Bank USA, N.A.	$20,000,000	$55,000,000	$75,000,000
Sumitomo Mitsui Banking Corporation	$20,000,000	$55,000,000	$75,000,000
BNP Paribas	$20,000,000	$55,000,000	$75,000,000
Societe Generale	$20,000,000	$55,000,000	$75,000,000
Mizuho Corporate Bank, LTD	$20,000,000	$55,000,000	$75,000,000
Barclays Bank PLC	$10,000,000	$40,000,000	$50,000,000
UFJ Bank Limited	$10,000,000	$40,000,000	$50,000,000
U.S. Bank, National Association	—	$35,000,000	$35,000,000
Fifth Third Bank	—	$25,000,000	$25,000,000

Total	$250,000,000	$750,000,000	$1,000,000,000

Schedule 2.06
Initial Issuing Bank Commitments

Issuing Bank	LC Commitment
JPMorgan Chase Bank, N.A.	$100,000,000
Bank of America, N.A.	$75,000,000

Schedule 2.06A — Existing Letters of Credit

NUMBER	VALUE DATE	EXPIR DATE	AMOUNT	BENEFICIARY	BANK
D282628	08/19/04	08/31/05	$2,000.00	Avantgarde Group Limited	JP Morgan Chase
D278075	08/04/04	08/31/05	$15,000.00	Rosen Hotels & Resorts	JP Morgan Chase
D210244	08/24/00	08/31/05	$200,000.00	Outrigger Hotels and Resorts	JP Morgan Chase
D289653	08/19/04	08/31/05	$1,000,000.00	Opbiz, LLC	JP Morgan Chase
D466325	09/01/99	08/31/05	$1,000,000.00	New York’s Hotel Pennsylvania	JP Morgan Chase
D231313	09/19/02	09/30/05	$2,000.00	South Pacific Hotel	JP Morgan Chase
D232476	10/02/02	09/30/05	$2,000.00	Eaton Hotel Hong Kong	JP Morgan Chase
D291819	09/21/04	09/30/05	$2,000.00	New Harbour Service Apartments, Shanghai	JP Morgan Chase
D246280	10/22/03	10/31/05	$2,000.00	Gran Mella Jarkarta /P.T. Suryalaya Anindita International	JP Morgan Chase
D232894	10/15/02	10/31/05	$10,000.00	Rosedale Park Limited	JP Morgan Chase
D245731	10/22/03	10/31/05	$15,000.00	AFRICA-ISRAEL HOTELS LTD	JP Morgan Chase
D619526	11/08/04	11/30/05	$2,000.00	Beijing Kerry Centre Hotel Co., Ltd.	JP Morgan Chase
D619527	11/09/04	11/30/05	$2,000.00	Prime Hotel Beijing Hua Qiao Mansion	JP Morgan Chase
D620394	11/24/04	11/30/05	$40,000.00	Shangri-La International Hotel Management Ltd.	JP Morgan Chase
D234668	12/04/02	12/31/05	$2,000.00	Riviera Bay Resort & Condo	JP Morgan Chase
D234857	12/17/02	12/31/05	$2,000.00	SAS Royal Hotel Beijing Company, LTD.	JP Morgan Chase
D234871	12/17/02	12/31/05	$2,000.00	Erms Berhad	JP Morgan Chase
D250406	06/09/04	12/31/05	$2,000.00	Best Western Shenzhen Felicity	JP Morgan Chase
D222895	12/13/01	12/31/05	$2,500.00	Primm Valley Resort	JP Morgan Chase
D234416	11/22/02	12/31/05	$3,000.00	The Regent Kuala Lumpur	JP Morgan Chase
D230934	09/11/02	12/31/05	$5,000.00	White Swan Hotel, Guangzhou, China	JP Morgan Chase
D230610	07/19/02	12/31/05	$10,000.00	Metropole Hotel	JP Morgan Chase
D619525	12/01/97	12/31/05	$10,000.00	Sands Regency Hotel and Casino	JP Morgan Chase
D250833	07/07/04	12/31/05	$25,000.00	Hunguest Hotels RT.	JP Morgan Chase
will be processed today	04/01/99	12/31/05	$42,000.00	Hard Rock Hotel	JP Morgan Chase
I286763	04/01/05	12/31/05	$100,000.00	Intrastate Hotels & Resorts	JP Morgan Chase
D210247	10/26/00	12/31/05	$1,000,000.00	MGM Mirage Operations, Inc.	JP Morgan Chase
D206665	05/02/00	12/31/05	$1,200,000.00	Ceesars Entertainment, Inc.	JP Morgan Chase
D62t320	11/24/04	01/07/06	$200,000.00	Starwood Hotels and Resorts Hawail	JP Morgan Chase
D235363	02/11/03	01/31/06	$2,000.00	Shanghai International Tennis Center Co., LTD.	JP Morgan Chase
D236234	03/13/03	01/31/06	$2,000.00	ROYAL PLAZA HOTEL	JP Morgan Chase
D236428	03/24/03	01/31/06	$2,000.00	THE LANDIS TAIPEI HOTEL	JP Morgan Chase
D236429	03/24/03	01/31/06	$2,000.00	BEIJING JING GUANG CENTRE	JP Morgan Chase
D245007	06/20/03	01/31/06	$2,000.00	PT. DEWATA ROYAL INTERNATIONAL (for Aston Beli Resort & Spa)	JP Morgan Chase
D245335	07/10/03	01/31/06	$2,000.00	CHINESE YMCA OF HONG KONG (for Harbor View int’l House)	JP Morgan Chase
D245730	07/16/03	01/31/06	$2,000.00	Oakwood Premier Coax Center (Hanmoo Convention LTD)	JP Morgan Chase
D246540	01/26/04	01/31/06	$2,000.00	ORIENTAL RIVERSIDE HOTEL PUDONG SHANGHAI	JP Morgan Chase
D247331	02/05/04	01/31/06	$2,000.00	Mines City Hotel Berhad	JP Morgan Chase
D249054	02/23/04	01/31/06	$2,500.00	The Kimberley Hotel	JP Morgan Chase
D235362	12/20/02	01/31/06	$3,000.00	Aquamarina Hotel Pte Ltd (Trading as Marina Mandarin Singapore)	JP Morgan Chase
D242290	06/17/03	01/31/06	$4,000.00	TEA SEUNG 21 HOTEL AMIGA	JP Morgan Chase
D622247	01/18/05	01/31/06	$5,000.00	Jin Jiang Hotel Shanghai	JP Morgan Chase
D623353	01/19/05	01/31/06	$6,000.00	The Marco Polo Hong Kong Hotel or The Marco Polo Prince or The Marco Polo Gateway	JP Morgan Chase
D210250	01/09/01	01/31/06	$10,000.00	Tembles Hotel & Casino	JP Morgan Chase
D230359	06/19/02	01/31/06	$10,000.00	Flamingo Laughlin	JP Morgan Chase
D293438	03/31/98	01/31/06	$15,000.00	Riviera Hotel and Casino	JP Morgan Chase
D624495	01/28/05	01/31/06	$20,000.00	Barbary Coast Hotel and Casino	JP Morgan Chase
D209279	06/19/00	01/31/06	$25,000.00	Suncoast Hotel and Casino	JP Morgan Chase
00049536	07/25/05	01/31/06	$25,000.00	Posadas	JP Morgan Chase
D222890	09/26/01	01/31/06	$75,000.00	The Palms Casino Resort, LLC	JP Morgan Chase
D622774	01/18/05	01/31/06	$1,000,000.00	Starwood Hotel & Resorts Worldwide, Inc.	JP Morgan Chase
D232127	10/02/02	02/28/06	$2,000.00	Pudu Sinar Sdn Bhd (for Mella Hotel Kuale Lumpur)	JP Morgan Chase
D235364	02/10/03	02/28/06	$2,000.00	City Garden Hotel Limited	JP Morgan Chase
D235585	02/19/03	02/28/06	$2,000.00	HOTEL SRI PAN PACIFIC, JAKARTA	JP Morgan Chase
D235859	.03/06/03	02/28/06	$2,000.00	GOLD COST HOTEL LIMITED	JP Morgan Chase
D235861	03/06/03	02/28/06	$2,000.00	SHANGHAI JC MANDARIN	JP Morgan Chase
D236099	03/06/03	02/28/06	$2,000.00	PARKROYAL KUALA LUMPUR	JP Morgan Chase
D236231	03/06/03	02/28/06	$2,000.00	THE PAVILION HOTEL	JP Morgan Chase
D235369	02/19/03	02/28/06	$3,000.00	Pemas OUE (Langkawi) SDN BHD T/A C/O Pelangi Beach Resort	JP Morgan Chase
D229955	05/28/02	02/28/06	$5,000.00	Edgewater Hotel Casino	JP Morgan Chase
D224500	01/03/02	02/28/06	$10,000.00	Lady Luck Casino	JP Morgan Chase
D236683	04/01/03	02/28/06	$25,000.00	SILVERTON CASINO, LLC	JP Morgan Chase
I283311	02/14/05	02/28/06	$25,000.00	ResortQuest Hawail, LLC dba ASTON Hotels & Resorts	JP Morgan Chase
TDTS645899	03/09/99	02/28/06	$40,000.00	Gold Coast Hotel and Casino	JP Morgan Chase
D249236	02/23/04	02/28/06	$50,000.00	Imperial Palace (Boloxi)	JP Morgan Chase
D231509	10/07/02	02/28/06	$100,000.00	Sol Melia, S.A.	JP Morgan Chase
TDTS641336	12/15/98	02/28/06	$125,000.00	Tropicana Las Vegas	JP Morgan Chase
D467667	07/26/96	02/28/06	$150,000.00	Imperial Palace Las Vagas	JP Morgan Chase
I283477	03/01/05	02/28/06	$150,000.00	Las Vegas Hilton	JP Morgan Chase

NUMBER	VALUE DATE	EXPIR DATE	AMOUNT		BENEFICIARY	BANK
D282628	08/19/04	08/31/05		$2,000.00	Avantgarde Group Limited	JP Morgan Chase
D473211	11/21/96	02/28/06		$200,000.00	Gordon Gaming dba Sahara Hotel and Casino	JP Morgan Chase
D474883	12/05/96	02/28/06		$500,000.00	Stratosphere Hotel Las Vegas	JP Morgan Chase
I284610	03/09/05	03/31/06		$2,000.00	Paradise Hotel Busan	JP Morgan Chase
I286192	03/18/05	03/31/06		$2,000.00	Shanghai Galaxy Hotel	JP Morgan Chase
D296535	09/22/98	03/31/06		$2,500.00	Bourbon Street Hotel and Casino	JP Morgan Chase
TDTS638849	10/29/98	03/31/06		$2,500.00	John Ascuaga’s Nugget Hotel	JP Morgan Chase
00049214		03/31/06		$4,000.00	Hotel Lisboa	JP Morgan Chase
D217897	02/06/01	03/31/06		$5,000.00	Wild Wild West Hotel & Gambling Hall	JP Morgan Chase
D227943	03/06/02	03/31/06		$5,000.00	Fiesta Rancho Hotel & Casino	JP Morgan Chase
D249483	03/10/04	03/31/06		$5,000.00	Wyndham Nassau Resort & Crystal Palace Casino	JP Morgan Chase
D464531	08/17/99	03/31/06		$5,000.00	Walt Disney World Swan & Dolphin Lake Buena Vista, FL	JP Morgan Chase
D220734	02/06/01	03/31/06		$6,500.00	Texas Station Hotel & Casino	JP Morgan Chase
D615757	09/11/97	03/31/06		$7,500.00	Sam’s Town Hotel Gambling Hall	JP Morgan Chase
D204740	05/03/00	03/31/06		$10,000.00	Las Vegas Club	JP Morgan Chase
D209280	08/02/00	03/31/06		$10,000.00	Arizona Charlie’s East Hotel & Casino	JP Morgan Chase
D614762	09/11/97	03/31/06		$15,000.00	Stardust Resort & Casino c/o Boyd Gaming Corp.	JP Morgan Chase
D615758	09/16/97	03/31/06		$15,000.00	Four Queens Casino and Hotel	JP Morgan Chase
D218455	02/06/01	03/31/06		$20,000.00	Santa Fe Station Hotel & Casino	JP Morgan Chase
D463633	08/14/99	03/31/06		$20,000.00	Fitzgeralds Las Vegas	JP Morgan Chase
D466391	10/01/99	03/31/06		$25,000.00	Hotel San Remo Las Vegas	JP Morgan Chase
D214059	02/06/01	03/31/06		$30,000.00	Boulder Station Hotel & Casino	JP Morgan Chase
D220280	02/06/01	03/31/06		$30,000.00	Sunset Station Hotel & Casino	JP Morgan Chase
D226054	03/06/02	03/31/06		$30,000.00	Palace Station Hotel & Casino	JP Morgan Chase
D226848	03/06/02	03/31/06		$30,000.00	Fiesta Henderson Hotel & Casino	JP Morgan Chase
D225932	01/24/02	03/31/06		$35,000.00	Green Valley Ranch Resort	JP Morgan Chase
D473276	11/22/96	03/31/06		$40,000.00	Coast Hotels & Casinos Inc. (Orleans Las Vegas)	JP Morgan Chase
D222894	10/19/01	03/31/06		$50,000.00	Silver Legacy Hotel and Casino	JP Morgan Chase
D466700	01/04/00	03/31/06		$50,000.00	Circus Circus Hotel & Casino Reno	JP Morgan Chase
D210249	01/09/01	03/31/06		$100,000.00	Rio Suites Hotel & Casinos Las Vegas	JP Morgan Chase
D473210	09/03/96	03/31/06		$125,000.00	Holiday Inn-Casino Boardwalk	JP Morgan Chase
D292384	03/03/98	03/31/06		$150,000.00	Harrah’s Hotel	JP Morgan Chase
TDTS637308	10/21/98	03/31/06		$150,000.00	The New Frontier Hotel Las Vegas	JP Morgan Chase
D210248	11/22/00	03/31/06		$160,000.00	Walt Disney Parks & Resorts	JP Morgan Chase
D614616	01/17/97	03/31/06		$200,000.00	Circus Circus Hotel & Casino (Las Vegas)	JP Morgan Chase
D249972	03/18/04	03/31/06		$250,000.00	Golden Nugget Las Vegas	JP Morgan Chase
D237078	04/04/03	04/30/06		$2,000.00	LUK KWOK HOTEL	JP Morgan Chase
D237271	04/04/03	04/30/06		$2,000.00	Hyatt Otel Isletmecillgl Turizm Yatirim Ve Ticaret A.S. C/O Radisson SAS Conference &	JP Morgan Chase
D237944	04/14/03	04/30/06		$2,000.00	UNITED HOTEL	JP Morgan Chase
D237992	04/14/03	04/30/06		$2,000.00	THE SHILLA SEOUL	JP Morgan Chase
D238640	05/06/03	04/30/06		$2,000.00	R.P. HOTEL LIMITED	JP Morgan Chase
D250044	04/12/04	04/30/06		$2,000.00	Walkerhill Inc.	JP Morgan Chase
D228508	04/18/02	04/30/06		$3,000.00	Majestic Hotel (Hong Kong)	JP Morgan Chase
D238521	04/21/03	04/30/06		$8,000.00	CHARTERHOUSE HOTEL LTD.	JP Morgan Chase
D239147	05/08/03	04/30/06		$8,000.00	HARBOUR PLAZA HOTEL MANAGEMENT LIMITED	JP Morgan Chase
D207902	06/13/00	04/30/06		$35,000.00	Beau Rivage Hotel	JP Morgan Chase
D239341	06/03/03	05/31/06		$2,000.00	TIANHONG PLAZA HOTEL, BEIJING	JP Morgan Chase
00049356	05/24/05	05/31/06		$2,000.00	Beijing Kunlan Hotel Co. Ltd.	JP Morgan Chase
D242288	06/03/03	05/31/06		$3,000.00	HONG KONG PARKVIEW MANAGEMENT SERVICES LTD.	JP Morgan Chase
D230225	05/31/02	05/31/06		$10,000.00	Comfort Suites — Paradise Island, Bahamas	JP Morgan Chase
D221566	05/31/01	05/31/06		$70,000.00	Airline Reporting Agency	JP Morgan Chase
D200850	06/01/05	06/01/06		$70,000.00	Airline Reporting Corporation	JP Morgan Chase
D238708	06/11/04	06/11/06		$1,000,000.00	Hilton Hotels	JP Morgan Chase
00049221	06/22/05	06/30/06		$2,000.00	Yuk Fung International Ltd. (Gladden Hotel Mgmt)	JP Morgan Chase
D250407	06/18/04	06/30/06		$1,000,000.00	Milford Plaza Hotel	JP Morgan Chase
D200276	07/21/04	07/21/06		$2,225,000.00	Shorenstein	JP Morgan Chase
TDTS-639767				$250,000.00	Caeser’s Entertainment	JP Morgan Chase

D230611	08/02/02	08/31/05	HKD	10,000.00	Hotel Sintra	JP Morgan Chase
D233159	10/31/02	11/30/05		£100,000.00	Britannia Hotels	JP Morgan Chase
D232903	10/25/02	10/31/05		€30,000.00	Exclusive Hotels	JP Morgan Chase
D277230	07/30/04	01/31/06		€25,000.00	HMG mbH & Co KG	JP Morgan Chase
P-620927	02/07/05	01/31/06		€650,000.00	BNP Paribas S.A.	JP Morgan Chase
P-250176		03/06/06		€800,000.00	CREDIT LYONNAIS	JP Morgan Chase
P-250620	11/18/04	03/31/06		€100,000.00	UNICREDITO ITALIANO SPA	JP Morgan Chase
00048988	05/06/05	04/30/06		€200,000.00	Starhotels SpA	JP Morgan Chase
P-249999	07/30/04	07/30/06		€556,410.00	BNP PARIBAS S.A.	JP Morgan Chase

SLCSSEA01073	08/14/02	08/13/05		$20,000.00	HOTELES CAMINO REAL SA DE CV	US Bank
SLCSSEA01430	08/21/03	08/20/05		$550,000.00	OPBIZ, LLC	US Bank
SLCSSEA01860	09/02/04	09/01/05		$4,000.00	THE CHARTER HOUSE	US Bank

NUMBER	VALUE DATE	EXPIR DATE	AMOUNT	BENEFICIARY	BANK
D282628	08/19/04	08/31/05	$2.000.00	Avantgarde Group Limited	JP Morgan Chase
SLCSSEA01859	09/02/04	09/01/05	$10,000.00	ROSEDALE PARK LTD	US Bank
SLCSSEA01861	09/02/04	09/01/05	$100,000.00	RIP HOTEL & CASINO	US Bank
SLCSSEA01090	09/05/02	09/05/05	$150,000.00	PARK PLACE ENTERTAINMENT	US Bank
SLCSSEA01098	09/12/02	09/12/05	$40,000.00	CIRCUS CIRCUS RENO	US Bank
SLCSSEA01099	09/12/02	09/12/05	$350,000.00	WYNDHAM INTERNATIONAL	US Bank
SLCSSEA01119	09/30/02	09/15/05	$1,653,033.00	EOP-SUNSET NORTH BELLEVUE, LLC	US Bank
SLCSSEA01890	09/27/04	10/01/05	$20,000.00	PLAZA HOTEL AND CASINO	US Bank
SLCSSEA01129	10/11/02	10/01/05	$20,000.00	SHANGRI-LA INTERNATIONAL HOTEL MGMT LTD	US Bank
SLCSSEA01107	09/20/02	10/01/05	$25,000.00	BEAU RIVAGE-BILOXI	US Bank
SLCSSEA00903	01/21/02	10/01/05	$150,000.00	UNIQUE VACATIONS FOR SANDALS RESORTS	US Bank
SLCSSEA01111	09/20/02	10/01/05	$165,000.00	BUSCH ENTERTAINMENT COMPANY	US Bank
SLCSSEA01110	09/20/02	10/03/05	$1,000,000.00	OUTRIGGER HOTELS AND RESORTS	US Bank
SLCSSEA01970	12/07/04	10/04/05	$34,033.00	PACIFIC GAS AND ELECTRIC COMPANY	US Bank
SLCSSEA01475	10/14/03	10/06/05	$15,000.00	COLORADO BELL HOTEL & CASINO	US Bank
SLCSSEA01156	11/18/02	10/31/05	$30,000.00	GOLD COAST	US Bank
SLCSSEA01988	12/17/04	11/04/05	$2,278,566.00	CARNIVAL CRUISE LINES, A DIVISION OF CARNIVAL CORP.	US Bank
SLCSSEA01952	11/17/04	11/30/05	$75,000.00	KAHALA MANDARIN ORIENTAL, HAWAII	US Bank
SLCSSEA01175	12/06/02	12/09/05	$75,000.00	NEW FRONTIER	US Bank
SLCSSEA01571	01/05/03	12/31/05	$5,000.00	SKI BANFF LAKE LOUISE SUNSHINE	US Bank
SLCSSEA01174	12/06/02	12/31/05	$10,000.00	BARBARY COAST	US Bank
SLCSSEA01084	08/30/02	12/31/05	$10,000.00	IMPERIAL PALACE-BILOXI	US Bank
SLCSSEA02236	07/22/05	12/31/05	$70,000.00	Fiesta Americana Hotels	US Bank
SLCSSEA02100	03/31/05	12/31/05	$100,000.00	Interstate Hotels & Resorts	US Bank
SLCSSEA01597	01/21/04	12/31/05	$125,000.00	WALT DISNEY PARKS AND RESORTS, LLC	US Bank
SLCSSEA01155	11/18/02	12/31/05	$200,000.00	DELTA AIRLINES, INC	US Bank
SLCSSEA00866	12/20/01	12/31/05	$300,000.00	SHERATON HOTELS & RESORTS HAWAII (Starwood)	US Bank
SLCSSEA01178	12/06/02	12/31/05	$425,000.00	VENETIAN	US Bank
SLCSSEA00959	03/26/03	12/31/05	$500,000.00	MILFORD PLAZA	US Bank
SLCSSEA02010	01/11/05	01/31/06	$5,000.00	WALT DISNEY SWAN AND DOLPHIN	US Bank
SLCSSEA00891	01/10/02	01/31/06	$30,000.00	STARDUST HOTEL AND CASINO	US Bank
SLCSSEA00892	01/10/02	01/31/06	$175,000.00	TROPICANA HOTEL AND CASINO	US Bank
SLCSSEA00880	12/27/01	01/31/06	$300,000.00	STRATOSPHERE HOTEL AND CASINO	US Bank
SLCSSEA00908	01/25/02	01/31/06	$1,000,000.00	STARWOOD HOTELS AND RESORTS	US Bank
SLCSSEA01180	12/09/02	01/31/06	$4,075,000.00	MGM MIRAGE	US Bank
SLCSSEA01060	07/29/02	02/25/06	$40,000.00	PALMS CASINO RESORT	US Bank
SLCSSEA01901	10/04/04	02/27/06	$122,971.75	SIERRA ENTERTAINMENT, INC.	US Bank
SLCSSEA01234	02/10/03	02/28/06	$5,000.00	PRIMM VALLEY RESORTS	US Bank
SLCSSEA00925	02/21/02	02/28/06	$5,000.00	SILVERTON	US Bank
SLCSSEA01237	02/11/03	02/28/06	$10,000.00	ARIZONA CHARLIE’S BOULDER & DECATUR	US Bank
SLCSSEA00928	09/21/02	02/28/06	$10,000.00	HOTEL SAN REMO	US Bank
SLCSSEA00931	02/22/02	02/28/06	$10,000.00	LADY LUCK CASINO HOTEL	US Bank
SLCSSEA00873	12/20/01	02/28/06	$10,000.00	RIVIERA HOTEL AND CASINO	US Bank
SLCSSEA01615	02/06/04	02/28/06	$50,000.00	SILVER LEGACY	US Bank
SLCSSEA02088	03/16/05	02/28/06	$50,000.00	The Hotel Corporation of the Bahamas dba Radisson Cable Beach & Golf Resort	US Bank
SLCSSEA00929	02/21/02	02/28/06	$75,000.00	HARD ROCK HOTEL & CASINO	US Bank
SLCSSEA02052	02/11/05	02/28/06	$75,000.00	ResortQuest Hawaii, LLC dba ASTON Hotels & Resorts	US Bank
SLCSSEA01252	02/21/03	02/28/06	$150,000.00	KERZNER INTERNATIONAL RESORTS, INC	US Bank
SLCSSEA02068	02/25/05	02/28/06	$150,000.00	Las Vegas Hilton	US Bank
SLCSSEA00860	12/20/01	02/28/06	$250,000.00	IMPERIAL PALACE	US Bank
SLCSSEA00856	12/20/01	02/28/06	$400,000.00	SAHARA HOTEL & CASINO	US Bank
SLCSSEA02053	02/15/05	02/28/06	$1,110,000.00	Disney Attractions Limited	US Bank
SLCSSEA00935	03/01/02	02/28/06	$2,500,000.00	WALT DISNEY PARKS AND RESORTS, LLC	US Bank
SLCSSEA01891	09/27/04	03/31/06	$25,000.00	PARAISO DE LA BONITA HOTEL (original exp. Date 10/1/05)	US Bank
SLCSSEA02085	03/14/05	03/31/06	$200,000.00	Outrigger Hotels Hawaii	US Bank
SLCSSEA01632	03/02/04	03/31/06	$250,000.00	GOLDEN NUGGET	US Bank
SLCSSEA00877	12/24/01	03/31/06	$300,000.00	EXCALIBUR Hotel and Casino	US Bank
SLCSSEA01633	03/02/04	03/31/06	$1,000,000.00	PRIME HOSPITALITY CORPORATION	US Bank
SLCSSEA00969	05/10/02	04/12/06	$70,000.00	AIRLINES REPORTING CORPORATION	US Bank
SLCSSEA01689	04/20/04	04/30/06	$30,000.00	SPEAKEASY GAMING OF FREMONT/BINION’S HOTEL & CASINO	US Bank
SLCSSEA02110	04/13/05	04/30/06	$35,000.00	Four Queens Casino & Hotel	US Bank
SLCSSEA00966	04/09/02	04/30/06	$40,000.00	Orleans Hotel and Casino	US Bank
SLCSSEA01259	02/26/03	04/30/06	$50,000.00	Kerzner International Resorts, Inc.	US Bank
SLCSSEA01193	12/20/02	04/30/06	$90,000.00	Boardwalk Hotel and Casino	US Bank
SLCSSEA00855	12/20/01	04/30/06	$1,200,000.00	Park Place Entertainment	US Bank
SLCSSEA00991	05/09/02	05/16/06	$70,000.00	AIRLINES REPORTING CORPORATION	US Bank
SLCSSEA00976	05/01/02	05/31/06	$10,000.00	SAMS TOWN HOTEL	US Bank
SLCSSEA00978	05/01/02	05/31/06	$10,000.00	SUNCOAST HOTEL AND CASINO	US Bank
SLCSSEA00797	05/20/03	05/31/06	$15,000.00	SANDS REGENCY CASINO HOTEL RENO	US Bank
SLCSSEA01698	05/04/04	05/31/06	$20,000.00	AIRLINES REPORTING CORPORATION	US Bank
SLCSSEA01738	06/11/04	05/31/06	$40,000.00	FIESTA AMERICANA HOTELS	US Bank
SLCSSEA01086	05/01/03	05/31/06	$50,000.00	OPERADORA MESOL SA DE CV	US Bank

NUMBER	VALUE DATE	EXPIR DATE	AMOUNT	BENEFICIARY	BANK
D282628	08/19/04	08/31/05	$2,000.00	Avantgarde Group Limited	JP Morgan Chase
SLCSSEA02215	06/29/05	06/30/06	$10,000.00	Vegas Club	US Bank
SLCSSEA01727	06/03/04	06/30/06	$15,000.00	JOCKEY RESORT SUITES	US Bank
SLCSSEA01026	06/21/02	06/30/06	$30,000.00	ROSEN HOTELS & RESORTS	US Bank
SLCSSEA01035		07/31/06	$20,000.00	Fitzgeralds Hotel	US Bank
SLCSSEA01057	07/29/02	07/31/06	$28,440.00	WESTIN CASURINA RESORT	US Bank
SLCSSEA00927		07/31/06	$150,000.00	Circus Circus	US Bank
SLCSSEA01081	08/22/02	08/31/06	$1,000,000.00	UNITED STATES TOUR OPERATORS ASSOC.	US Bank
SLCSSEA02234	07/22/05	12/31/06	$40,000.00	Mexican Resort Destinations S.A. de C.V.	US Bank

SLCSSEA01790		12/31/05	€40,000.00	Sokotel Oy	US Bank
SLCSSEA02143	05/06/05	04/30/06	€200,000.00	Starhotels SpA	US Bank

D200572	12/12/03	12/31/05	$5,000,000.00	HILTON HOTELS CORPORATION	BoNY
D200573	02/19/04	03/31/06	$605,000.00	WALT DISNEY PARKS & RESORTS	BoNY

D204008	01/29/04	01/15/06	£50,000.00	MALAYSIAN AIRLINES	BoNY

D202085	02/09/04	05/23/06	€1,000,000.00	The Bank of New York in Germany	BoNY
D202302	03/23/04	09/28/06	€127,145.28	THE BANK OF NEW YORK IN GERMANY	BoNY

Schedule 3.06 - Disclosed Matters
     Set forth below are the Legal Proceedings identified in the Form S-4 filed with the SEC by IAC/InterActive Corp and Expedia, Inc. in June 2005. As of July 8, 2005, the Company does not believe that the Disclosed Matters, individually or in the aggregate, will result in a Material Adverse Effect.
     All of the litigation matters described below, which were commenced prior to the formation of Expedia, involve the activities of and/or information concerning one or more of Expedia’s businesses. In certain of these litigation matters, IAC and/or its current and certain former directors and officers have been named as defendants, which litigation matters are referred to herein as the IAC/Expedia Litigation Matters. In connection with the spin-off, as noted in the IAC Agreements, Expedia and IAC have agreed to certain indemnification arrangements relating to the IAC/Expedia Litigation Matters.
     For purposes of the litigation-related disclosure set forth immediately below, the term Expedia refers to Expedia, Inc., the Washington corporation, through which Expedia.com has historically been, and is currently, operated and managed.
     Securities Class Action Litigation against IAC. On September 20, 2004, a purported shareholder class action, Steven Malasky, on Behalf of Himself and All Others Similarly Situated v. IAC/InterActiveCorp et al., No. 04 Civ. 7447, was commenced in the United States District Court for the Southern District of New York against IAC, certain of its officers, and one outside director, alleging violations of the federal securities laws. Thereafter, eleven other such lawsuits containing substantially similar allegations were filed in the same court. The complaints in these cases generally allege that the value of IAC common stock was artificially inflated by statements about its financial results and forecasts, made prior to its August 4, 2004 announcement of its earnings for the second quarter of 2004, that were false and misleading due to the defendants’ alleged failure to disclose various problems faced by IAC’s travel businesses.
     In rulings on December 20, 2004 and March 7, 2005, the district court consolidated the twelve lawsuits into a single action captioned In re IAC/InterActiveCorp Securities Litigation, appointed co-lead plaintiffs, and designated co-lead counsel. On May 20, 2005, the plaintiffs filed a consolidated amended complaint naming as defendants IAC, three of its officers, one former officer, six directors, three former directors, and one former officer of Expedia. The amended complaint contains factual allegations substantially similar to the allegations in the initial complaints, purports to assert claims under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, Section 20(a) of the Exchange Act, and Sections 11 and 15 of the Securities Act of 1933, and seeks damages in an unspecified amount. The plaintiffs seek to represent a class of shareholders who purchased shares of IAC common stock between March 31, 2003 and August 3, 2004. IAC intends to defend vigorously against this lawsuit.
     On October 18, 2004, a related shareholder derivative action, Stuart Garber, Derivatively on Behalf of IAC/InterActiveCorp v. Barry Diller et al., No. 04-603416, was commenced in the Supreme Court of the State of New York (New York County) against IAC’s directors and certain officers. IAC is a nominal defendant. This action is based on similar factual allegations as the federal securities class action described above. The complaint alleges, among other things, that the director defendants breached their fiduciary duties by failing to exercise their oversight responsibilities to ensure the integrity of IAC’s business practices, financial reporting, and public statements. The complaint also purports to assert claims for misappropriation of confidential information for personal profit, contribution and indemnification. The complaint seeks damages in an unspecified amount and restitution of all remuneration paid by IAC to the individual defendants during the period of the alleged breach of duty.
     On November 15, 2004, a second related shareholder derivative action, Lisa Butler, Derivatively on Behalf of IAC/InterActiveCorp v. Barry Diller et al., No. 04 Civ. 9067, was filed in the United States District Court for the Southern District of New York against IAC’s current directors and certain former directors of IAC. IAC is a nominal defendant. The action is based on similar factual allegations as the federal securities class action and the other shareholder derivative suit described above. The complaint purports to assert claims for violation of Section 14(a) of the Exchange Act, breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment. The complaint seeks an order voiding the election of IAC’s current Board of Directors, as well as damages in an unspecified amount, various forms of equitable relief, restitution, and disgorgement of remuneration received by the individual defendants from IAC.
     On January 24, 2005, the federal district court consolidated the Butler shareholder derivative suit with the consolidated securities class action for pre-trial purposes only. On February 2, 2005, the defendants in the Garber shareholder derivative suit removed the case from New York state court to the United States District Court for the Southern District of New York. On April 11, 2005, the district court consolidated the Garber derivative suit with the securities class action for pre-trial purposes only. On June 3, 2005, the district court designated co-lead plaintiffs’ counsel in the derivative cases and directed that a consolidated amended derivative complaint be filed by July 6, 2005.
     Litigation Relating to the IAC/Hotels.com Merger Agreement. On April 10, 2003, the day of the announcement of the IAC/Hotels.com merger agreement, a purported class action on behalf of Hotels.com shareholders was filed in the Delaware Chancery Court against Hotels.com, IAC, and members of the board of directors of Hotels.com. See Michael Garvey, on Behalf of Himself and All Others Similarly Situated v. Jonathan F. Miller et al., No. 20248-NC (New Castle County). Also on April 10, 2003, the plaintiff in a purported shareholder derivative action on behalf of Hotels.com against certain officers and directors of Hotels.com, which was pending in Texas state court prior to the announcement of the merger transaction and had originally asserted derivative claims relating to Hotels.com’s pre-merger earnings guidance (which claims are described more fully in a separate section below), filed an amended complaint to include class allegations regarding the merger transaction. See Alex Solodovnikov, Derivatively on Behalf of Hotels.com v. Robert Diener et al., No. 03-02663 (District Court, 160th Judicial District, Dallas County). In addition, on April 17, 2003, the plaintiffs in a consolidated action pending in the Delaware Chancery Court, which had consolidated a number of purported class actions filed against Hotels.com, IAC, and members of the board of directors of Hotels.com as a result of IAC’s announcement in June 2002 of its intention to enter into a Hotels.com acquisition transaction, filed a consolidated and amended class-action complaint. See In re Hotels.com Shareholders Litigation, No. 16662-NC (New Castle County). Pursuant to an agreement among the parties, the defendants’ time to respond to this complaint and to the complaint in the Garvey case has been adjourned indefinitely.
     The complaints in the two Delaware actions and the class allegations in the complaint in the Texas action allege, in essence, that the defendants breached their fiduciary duties to Hotels.com’s public shareholders by entering into and/or approving the merger agreement, which allegedly does not reflect the true value of Hotels.com. The complaints sought to enjoin consummation of the transaction or, in the alternative, to rescind the transaction, as well as damages in an unspecified amount.
     On April 18, 2003, the Texas action (Solodovnikov) was removed to the United States District Court for the Northern District of Texas. On May 2, 2003, the plaintiff in this action filed a motion to remand the case to state court. On June 3, 2003, the plaintiff withdrew his motion to remand the case to state court and filed a motion in federal court for expedited discovery in anticipation of filing a motion for a preliminary injunction against consummation of the IAC/Hotels.com merger. The defendants opposed the motion. On June 16, 2003, the district court denied the plaintiff’s motion for expedited discovery. On June 23, 2003, the IAC/Hotels.com merger transaction closed.
     Expedia believes that the allegations in these lawsuits are without merit and will continue to defend vigorously against them.
Litigation Relating to Hotels.com’s Guidance for the Fourth Quarter of 2002.
     Securities Class Action. On January 10, 2003, a securities class action, Daniel Taubenfeld et al., on Behalf of Themselves and All Others Similarly Situated v. Hotels.com et al., No. 3:03-CV-0069-N, was filed in the United States District Court for the Northern District of Texas, arising out of Hotels.com’s downward revision of its guidance for the fourth quarter of 2002. This lawsuit alleges that the defendants, Hotels.com and three of its former executives, violated the federal securities laws during the period from October 23, 2002 to January 6, 2003 (the “Class Period”). The defendants are alleged to have knowingly (i) made certain materially false and misleading public statements with respect to the anticipated performance of Hotels.com during the fourth quarter of 2002, and (ii) concealed from the investing public certain material events and developments that were likely to render that anticipated performance unattainable. The individual defendants are further alleged to have profited from the rise in Hotels.com’s share price caused by their public statements through sales of Hotels.com stock during the Class Period. The lawsuit further alleges that as a result of Hotels.com’s announcement, on January 6, 2003, of a downward revision of its guidance for the fourth quarter of 2002, its share price declined by 25%. The lawsuit seeks certification of a class of all non-defendant purchasers of Hotels.com stock during the Class Period and seeks damages in an unspecified amount. Three other substantially similar securities class actions were filed in the same court shortly thereafter and were later consolidated with the Taubenfeld case.
     On August 18, 2003, the lead plaintiffs in this action filed a consolidated class-action complaint. On October 31, 2003, the defendants filed a motion to dismiss the consolidated complaint. The plaintiffs opposed the motion. On September 27, 2004, the district court issued an order granting the defendants’ motion to dismiss the complaint. The court’s ruling was based upon a number of grounds, including that certain of the statements complained of were forward-looking statements accompanied by appropriate cautionary language and thereby protected by the “safe harbor” provisions of the Private Securities Litigation Reform Act, and that certain of the statements and omissions complained of were, as a matter of law, not material and therefore not actionable. The court dismissed all of the plaintiffs’ claims with prejudice (i.e., without leave to replead them), with the exception of two claims involving statements by analysts. The plaintiffs have advised that they do not intend to attempt to replead those claims. On March 4, 2005, the plaintiffs filed a notice of appeal of the district court’s ruling to the United States Court of Appeals for the Fifth Circuit.

     Shareholder Derivative Suit. Two shareholder derivative actions, Anita Pomilo Wilson, Derivatively on Behalf of Nominal Defendant Hotels.com v. Elan J. Blutinger et al., No. 3:03-CV-0501-K, and Alex Solodovnikov, Derivatively on Behalf of Hotels.com v. Robert Diener et al., No. 3:03-CV-0812-K, arising out of the same events as the consolidated securities class action, were removed to the same Texas federal district court after having been filed in Texas state court on January 14, 2003 and March 14, 2003, respectively. The defendants in these shareholder derivative actions are Hotels.com (as a nominal defendant only) and a number of current or former directors of Hotels.com. These lawsuits allege that the individual defendants who, during the period from October 25, 2002 to December 3, 2002, sold Hotels.com stock breached their fiduciary duty to Hotels.com by misappropriating, and trading and profiting on the basis of, proprietary, material non-public information concerning the financial condition and growth prospects of Hotels.com. The lawsuits also allege that all of the individual defendants aided and abetted the selling defendants’ breaches of fiduciary duty by concealing from the market the information on the basis of which the selling defendants allegedly traded and profited. The lawsuits seek imposition of a constructive trust in favor of Hotels.com on the profits obtained by the selling defendants on their sales of Hotels.com stock during the period referred to above, as well as unspecified damages resulting from the individual defendants’ alleged breaches of fiduciary duty.
     On December 16, 2003, the two shareholder derivative actions were consolidated under the caption, In re Hotels.com Derivative Litigation, No. 3:03-CV-501-K (N.D. Tex.). On April 26, 2004, the lead plaintiff filed a consolidated amended complaint. The amended complaint, which asserts claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment against sixteen current or former directors of Hotels.com, seeks damages, restitution, and disgorgement of profits in an unspecified amount, together with the imposition of a constructive trust on those profits. The amended complaint reiterates the allegations of the two shareholder derivative actions described above and further alleges that certain of the individual defendants caused Hotels.com to enter into the IAC/Hotels.com merger transaction in order, among other self-interested reasons, to procure the dismissal of the previously filed derivative actions. In this respect, the amended complaint seeks a judicial declaration, on behalf of all pre-merger public shareholders of Hotels.com stock, that the IAC/Hotels.com merger agreement, which resulted in the IAC/Hotels.com merger transaction that closed on June 23, 2003, is unlawful and unenforceable.
     On June 28, 2004, the defendants filed a motion to dismiss the consolidated amended complaint. The plaintiff opposed the motion.
     On October 18, 2004, the district court directed the parties to engage in mediation. On December 20, 2004, the parties engaged in mediation before a retired federal district judge. The mediation did not result in a resolution of this matter. On January 10, 2005, the parties, with the concurrence of the mediator, filed a joint motion requesting the district court to stay the shareholder derivative action pending resolution of the plaintiffs’ contemplated appeal from the district court’s dismissal of the related securities class action.
     On February 23, 2005, the district court issued an order denying the defendants’ motion to dismiss as well as the parties’ joint motion for a stay. On March 7, 2005, the district court issued orders vacating its denial of the parties’ stay motion, staying the case until further notice and directing that the case be administratively closed pending a decision in the appeal of the related securities class action.

     Expedia believes that both the securities class action and the shareholder derivative action lack merit and will continue to defend vigorously against them.
     Litigation Relating to Hotel Occupancy Taxes.
     Texas. On June 20, 2003, a purported class action was filed in Texas state court against Hotels.com. See Nora J. Olvera, Individually and on Behalf of All Others Similarly Situated v. Hotels.com, Inc., No. DC-03-259 (District Court, 229th Judicial District, Duval County). The complaint alleges that Hotels.com collects “excess” hotel occupancy taxes from consumers (i.e., allegedly charges consumers more for occupancy taxes than it pays to the hotels for their use in satisfying their obligations to the taxing authorities). The complaint sought certification of a nationwide class of all persons who have purchased hotel accommodations from Hotels.com since June 20, 1999, as well as restitution of, disgorgement of, and the imposition of a constructive trust upon all “excess” occupancy taxes allegedly collected by Hotels.com. On July 14, 2003, Hotels.com filed a responsive pleading that denied the material allegations of the complaint and asserted a number of defenses, including that the allegations in the complaint are subject to mandatory arbitration.
     On August 12, 2003, the plaintiff filed an amended complaint containing substantially the same factual allegations and requests for relief, but naming as defendants Hotels.com, L.P., Hotels.com (the parent company of the Hotels.com, L.P. operating business), and IAC. On September 8, 2003, the defendants filed responsive pleadings that denied the material allegations of the amended complaint and asserted a number of defenses, including that the allegations in the amended complaint are subject to mandatory arbitration and, in IAC’s case, that the court lacks personal jurisdiction over IAC.
     On January 24, 2004, the Hotels.com defendants filed a motion to stay the class-action litigation pending the outcome of an arbitration proceeding (described below) that had been commenced by the plaintiff. On January 30, 2004, the plaintiff opposed that motion and also filed a second amended complaint containing substantially the same factual allegations and requests for relief as her prior pleadings, but slightly modifying the class allegations to take account of the class period alleged in the arbitration proceeding.
     On February 4, 2004, Hotels.com, L.P. filed a motion to dismiss the Olvera lawsuit for lack of subject-matter jurisdiction, based upon the named plaintiff’s not being in fact a member of the class that she purports to represent. That motion, together with the Hotels.com defendants’ motion to stay the lawsuit, was denied by the court on May 20, 2004.
     On May 6, 2004, the plaintiff in the Olvera lawsuit filed a third amended complaint containing substantially the same factual allegations and requests for relief as her prior pleadings, but with additional allegations in support of her position that the court has personal jurisdiction over IAC.
     On December 29, 2004, following the scheduling of a class certification hearing in the Canales lawsuit (as described below), the plaintiff in the Olvera lawsuit filed a motion for class certification. On February 16, 2005, the plaintiff in the Olvera lawsuit withdrew her request for class certification.
     As noted above, on September 25, 2003, the plaintiff in the Olvera litigation filed with the American Arbitration Association in Dallas, Texas, a demand for arbitration against Hotels.com,

L.P. The arbitration claim contained substantially the same factual allegations as in the Olvera lawsuit. The arbitration was purportedly brought on behalf of a class comprised of all persons who have purchased hotel accommodations from Hotels.com since October 31, 2001. The claimant sought a determination that the arbitration is properly maintainable as a class proceeding and an order requiring disgorgement and restitution to the class members of excess profits allegedly derived from “assessing” hotel occupancy taxes that were neither owed nor paid to any taxing authority. On October 27, 2003, Hotels.com, L.P. filed a responsive pleading that denied the material allegations of the arbitration claim and asserted a number of defenses.
     On May 6, 2004, Hotels.com, L.P. filed a motion to dismiss the Olvera arbitration claim for lack of subject-matter jurisdiction, on the grounds that under Texas law the tax-based nature of the claim requires that it be adjudicated in a state administrative proceeding, not a private-party proceeding such as an arbitration. A hearing on that motion, as well as on the issue whether the governing arbitration clause permits the arbitration to be maintained as a class proceeding, was held on July 9, 2004.
     On September 2, 2004, the arbitrator, accepting Hotels.com, L.P.’s position that the exclusive remedy for this type of tax-related claim is a state administrative proceeding, issued a final award dismissing the Olvera arbitration claim.
     On March 26, 2004, the plaintiff in a separate class action pending in Texas state court, Mary Canales, Individually and on Behalf of All Others Similarly Situated v. Hotels.com, L.P., No. DC-03-162 (District Court, 229th Judicial District, Duval County), filed a second amended complaint containing allegations that are substantially similar to allegations made in the Olvera lawsuit. On May 13, 2004, the plaintiff in the Canales lawsuit filed a third amended complaint alleging in essence (i) that Hotels.com charges customers “taxes” that exceed the amount required by or paid to the applicable taxing authorities, and (ii) that Hotels.com charges customers “fees” that do not correspond to any specific services provided. The amended pleading continues to seek nationwide class certification, asserts a claim only for breach of contract, and seeks damages in as unspecified amount.
     Also on May 13, 2004, the plaintiff filed a motion for class certification. On June 24, 2004, Hotels.com, L.P. filed its opposition to that motion.
     On July 9, 2004, the plaintiffs in the Olvera lawsuit filed a petition in intervention in the Canales lawsuit and a motion to stay the proceedings in that lawsuit or, alternatively, for a continuance of the hearing on the class-certification motion. The gravamen of the Olvera plaintiffs’ intervention and motion is that the Canales plaintiff has transformed her lawsuit into a “copycat” of the Olvera lawsuit, to the potential detriment of the Olvera plaintiffs. On July 13, 2004, the Canales plaintiff filed a motion to strike the Olvera plaintiffs’ intervention and motion. On August 2, 2004, the court heard argument on the two motions. On August 3, 2004, the court adjourned the hearing on the class-certification motion. On September 1, 2004, the court denied the Canales plaintiffs motion to strike the Olvera plaintiffs’ intervention and motion.
     On February 17, 2005, the court held a hearing on the plaintiffs’ motion for class certification, as well as on the defendants’ request for dismissal of the action on the same jurisdictional grounds on which the Olvera arbitration claim was dismissed. On April 29, 2004, the court issued orders denying the defendants’ request for dismissal and granting the plaintiffs’ motion for class certification. The defendants are appealing the court’s class certification order.

     California. On December 30, 2004, the city of Los Angeles filed a purported class action in California state court against a number of Internet travel companies, including Hotels.com, Expedia, and Hotwire. See City of Los Angeles, California, on Behalf of Itself and All Others Similarly Situated v. Hotels.com, L.P. et al., No. BC326693 (Superior Court, Los Angeles County). The gravamen of this lawsuit, as in the Hotels.com consumer class action litigation described above, is that the defendants are improperly charging and/or failing to pay hotel occupancy taxes. The complaint seeks certification of a statewide class of all California cities and counties that have enacted uniform transient occupancy-tax ordinances effective on or after December 30, 1990. The complaint alleges violation of those ordinances, violation of section 17200 of the California Business and Professions Code, and common-law conversion. The complaint seeks imposition of a constructive trust on all monies owed by the defendants to the government, as well as disgorgement, restitution, interest, and penalties.
     On January 10, 2005 and January 13, 2005, respectively, two purported class actions were filed in California state court against Hotwire and IAC. See Bruce Deaton, on Behalf of Himself and All Others Similarly Situated v. Hotwire, Inc. et al., No. 05-437631 (Superior Court, San Francisco County); Jana Sneddon, on Behalf of Herself and All Others Similarly Situated v. Hotwire, Inc. et al., No. 05-437701 (Superior Court, San Francisco County). The gravamen of these nearly identical lawsuits, as in the Hotels.com consumer class action litigation described above, is that Hotwire is improperly charging and/or failing to pay hotel occupancy taxes and engaging in other deceptive practices in charging customers for taxes and fees. The complaints seek certification of a nationwide class of all persons who were assessed a charge for “taxes/fees” when booking rooms through Hotwire. The complaints allege violation of Section 17200 of the California Business and Professions Code, violation of the California Consumer Legal Remedies Act, and common-law conversion. The complaints seek imposition of a constructive trust on monies received from the plaintiff class, as well as damages in an unspecified amount, disgorgement, restitution, interest, and penalties.
     On February 17, 2005, a third, substantially similar purported class action was filed in California state court against Hotwire. See Ashley Salisbury, on Behalf of Herself and All Others Similarly Situated and the General Public v. Hotwire, Inc. et al., No. 05-438781 (Superior Court, San Francisco County). The complaint seeks nationwide class certification, alleges violation of Section 17200 of the California Business and Professions Code and common-law conversion, and seeks the imposition of a constructive trust on monies received from the plaintiff class, damages in an unspecified amount, disgorgement, restitution, and injunctive relief.
     On March 7, 2005, the defendants, invoking the recently enacted federal Class Action Fairness Act (the “CAFA”), removed these three cases to the United States District Court for the Northern District of California. On March 22, 2005, the plaintiffs filed motions to remand the cases to state court. On April 4, 2005, the defendants filed answers denying the material allegations of the three complaints and asserting various defenses. On April 19, 2005, the three cases were consolidated. On June 10, 2005, the defendants filed their opposition to the motions to remand.
     On February 17, 2005, a purported class action was filed in California state court against a number of Internet travel companies, including Expedia and Hotels.com (as well as IAC). See Ronald Bush et al., v. CheapTickets, Inc. et al, No. BC329021 (Superior Court, Los Angeles County). The gravamen of this lawsuit, as in the Hotels.com and Hotwire consumer class action litigation described above, is that the defendants are improperly charging and/or failing to pay hotel occupancy taxes and engaging in other deceptive practices in charging customers for taxes and fees. The complaint seeks certification of a statewide class of all California residents who were assessed a charge for “taxes/fees” when booking rooms through the defendants. The complaint alleges violation of Section 17200 of the California Business and Professions Code and common-law conversion. The complaint seeks the imposition of a constructive trust on monies received from the plaintiff class, as well as damages in an unspecified amount, disgorgement, restitution, and injunctive relief.
     On March 28, 2005, the defendants, invoking the CAFA, removed the case to the United States District Court for the Central District of California. On March 31, 2005, the district court issued an order to show cause why the case should not be remanded back to state court. After the parties filed responses to the order to show cause, the district court, on May 9, 2005, issued an order remanding the case to state court on the grounds that the CAFA does not apply to the case and there thus is no statutory basis for removal. On May 16, 2005, the defendants filed a petition with the United States Court of Appeals for the Ninth Circuit for leave to appeal the district court’s remand order. The petition is pending.
     Washington. On January 10, 2005, two purported class actions were filed in Washington state court against Expedia and IAC. See C. Michael Nielsen et al. v. Expedia, Inc. et ano., No. 05-2-02060-1 (Superior Court, King County); Bruce Deaton et ano. v. Expedia, Inc. et ano., No. 05-2-02062-8 (Superior Court, King County). The gravamen of these nearly identical lawsuits, as in the other consumer class action litigation described above, is that Expedia is improperly charging and/or failing to pay hotel occupancy taxes and engaging in other deceptive practices in charging customers for taxes and fees. The complaints seek certification of a nationwide class of all persons who were assessed a charge for “taxes/fees” when booking rooms through Expedia. The complaints allege violation of the Washington Consumer Protection Act and common-law conversion. The complaints seek imposition of a constructive trust on monies received from the plaintiff class, as well as damages in an unspecified amount, disgorgement, restitution, interest, and penalties.
     On February 3, 2005, a third, substantially similar purported class action was filed in Washington state court against IAC and Expedia. See Jose Alba, on Behalf of Himself and All Others Similarly Situated v. IAC/InterActiveCorp et ano., No. 05-2-04533-7 (Superior Court, King County). The complaint seeks nationwide class certification, alleges violation of the Washington Consumer Protection Act, and seeks damages in an unspecified amount, disgorgement, restitution, interest, and penalties. On February 18, 2005, the Nielsen, Deaton, and Alba cases were consolidated into one action, In re Expedia Hotel Taxes and Fees Litigation, No. 05-2-02060-1 (Superior Court, King County).
     On March 7, 2005, Expedia, invoking the CAFA, removed the consolidated action to the United States District Court for the Western District of Washington. On March 17, 2005, the plaintiffs filed a motion to remand the case to state court. Expedia opposed the motion. On April 15, 2005, the district court issued an order remanding the case to state court on the grounds that the CAFA does not apply to the case and there thus is no statutory basis for removal. On April 22, 2005, Expedia filed a petition with the United States Court of Appeals for the Ninth Circuit for leave to appeal the district court’s remand order. The petition is pending.
     Expedia believes that the claims in all of these litigations relating to hotel occupancy taxes lack merit and will continue to defend vigorously against them.

     French Competition Council Complaint. Expedia is party to a joint venture with Société Nationale des Chemins de Fer Francais (SNCF), the state-owned railway group in France, which Operates www.voyages-sncf.com, a leading online site for e-tourism in France. On July 6, 2004, Lastminute.com filed with the French Competition Council a claim against the joint venture, SNCF and Expedia alleging that the joint venture violates applicable competition laws and is an abuse of dominant position by SNCF, a public monopoly, and an attempt to improperly eliminate competition in the online travel agency market. Lastminute. com’s request for interim relief was denied by the Council on October 13, 2004.
     Expedia believes that Lastminute.com’s allegations lack merit and will continue to defend vigorously against them.

Schedule 3.13 — Subsidiaries
Part A: The Travel Business is Expedia, Inc. (Washington), Hotels.com (Delaware), Owl Holding Company, Inc. (Delaware) and Hotwire (Delaware).
Expedia, Inc. Subsidiaries and their Subsidiaries (all wholly owned except otherwise noted)
Travelscape, LLC
Newtrade Technology Corp.
Activity Information Center, Inc.
Premier Excursions Getaways, Inc.
WWTE, Inc.
USA Media Corp.
USA Media, LLC (1% ownership)
USA Media, LLC (Delaware) (99% ownership)
Expedia Corporate Travel, LLC
Classic Custom Vacations, Inc.
Greenhouse Media, LLC
Webseed, LLC
XEI Sub 1, Inc.
XEI Sub 2, Inc.
XEI Sub 3, Inc.
Expedia Canada Corp.
Expedia Australia Pty. Ltd.
Expedia Spain, S.L.
Expedia.nl BV
World Travel Management, Ltd.
Expedia.com Limited
Expedia Italy SRL
GL-Expedia s.a.s. (49.9% ownership)
Expedia s.a.
Expedia.com GmbH
Expedia Finland OY
IACT Asia Pacific Ltd.
eLong, Inc. (52% ownership)
IACT Mexico SRL de CV (99% ownership)
IACT US, Inc.
IACT Mexico SRL de CV (1% ownership)
IAC Holdings s.a.s.
Expedia Corporate Travel Europe s.a. (91.4% ownership)
Expedia Corporate Travel Belgium s.a.
Expedia Corporate Travel France s.a.s.
Expedia Corporate Travel UK Ltd.
Expedia France s.a.s.
Expedia Services s.a.s.
C.A. ID SA

HRN France s.a.s.
IAC Global LLC
Expedia Holdings KK
Hotels.com Subsidiaries and their Subsidiaries (all wholly owned except otherwise noted)
HRN 99 Holdings, LLC
Hotels.com, L.P. (99% ownership)
Hotels.com GP, LLC
Hotels.com, L.P. (1% ownership)
IAN.com, LP (1% ownership)
Interactive Affiliate Network, LLC
IAN.com, LP (99% ownership)
TravelNow.com Inc.
DN Holdings LLC
HRN Marketing Services, Inc.
Canadian Holdings, LLC
Room Finders, Inc.
AceNet Travel Network, LLC
EL 2003 Holdings, Inc.
HRN Contracting Company, Inc.
EIGAC Holdings, Inc.
Kirk Inc.
TS 2001 Holdings, Inc.
Travel Marketing and Advertising, Inc.
Marvillo, S.a.r.l. (Luxenbourg)
Interactive Domain Name Holdings Corporation
HRN International
Expedia Asia Pacific Limited
Hotwire, Inc.
Owl Holding Company, Inc. Subsidiaries (all wholly owned)
Digital Advisor, Inc.
TripAdvisor, Incorporated
Part B. Except for the following entities, the Subsidiaries listed above are not Subsidiary Loan Parties because they are not Borrowers or Material Subsidiaries.
TripAdvisor, Incorporated
Classic Custom Vacations, Inc.
HRN 99 Holdings, LLC
Hotels.com, L.P.
Hotels.com GP, LLC
IAN.com, L.P.
Owl Holdings Company, Inc.
Interactive Affiliate Network, LLC

Travelscape, LLC

Schedule 6.01: Existing Indebtedness — as of July 7, 2005

Letters of Credit
Hotels.com	$10,723,957.82
Travelscape	$30,140,939.57
Expedia	$4,501,525.25
Hotwire	$3,295,000.00
Bank Guarantees
Expedia	$3,387,087.40
Bonds[1]
WWTE	$1,953,300.85
Premier Getaways	$10,000.00
Travelscape	$175,000.00
Expedia	$68,256,724.00

[1]	The Travelscape and Expedia bonds listed are surety bonds from insurance carriers necessary to enable Travelscape and Expedia to obtain licenses to sell travel.

Schedule 6.02: Existing Liens
None as of July 7, 2005.

Schedule 6.07 — Existing Restrictions
None as of July 7, 2005.